Exhibit 3.2
No. 6141013
THE COMPANIES ACT 1985 AND 2006

PUBLIC COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION
OF
THOMSON REUTERS PLC
(adopted by special resolution in writing passed on 22 February 2008, and amended by special resolution in writing dated 10 April 2008, to take effect from the Effective Date (17 April 2008))

14944-00333 CO:7854731.2

CONTENTS
Page

1. EXCLUSION OF OTHER REGULATIONS	1
2. DEFINITIONS AND INTERPRETATION	1
2.1 Headings	1
2.2 References to Articles	1
2.3 References to shareholders	2
2.4 Definitions	2
3. SHARE CAPITAL	17
4. VARIATION OF RIGHTS	18
4.1 Consents required for variation	18
4.2 When shares not a separate class	18
4.3 Rights not varied by issue of further shares or permission to hold or transfer Uncertificated Shares; exception for Reuters Founders Share	19
5. ALTERATION OF SHARE CAPITAL	19
5.1 Company may increase capital; consent of the holder of the Reuters Founders Share required for creation of shares with voting rights not identical to those of Ordinary Shares	19
5.2 Company may consolidate, cancel and subdivide shares (other than the Reuters Founders Share)	19
5.3 Fractional entitlements to shares	20
5.4 Company may purchase its own shares (other than the Reuters Founders Share)	21
5.5 Company may reduce its capital – exception regarding the Reuters Founders Share	21
6. SHARES	21
6.1 Company may issue shares with whatever rights or restrictions, but consent of the holder of the Reuters Founders Share required for issue of shares not identical to Ordinary Shares	21
6.2 Directors may issue shares, but consent of the holder of the Reuters Founders Share required for issue of shares not identical to Ordinary Shares	21
6.3 Section 80 authority for allotments of relevant securities	22
6.4 Disapplication of section 89(1) (pre-emption) for allotments under section 80 authority	22
6.5 Company may pay commissions and brokerages	23
6.6 Company may recognise renunciations of allotments	23
6.7 Company not bound to recognise trusts of shares	23
7. RIGHTS IN RELATION TO AN ACQUIRING PERSON	24
7.1 Service of notice on Acquiring Person	24
7.2 Voting rights of the holder of the Reuters Founders Share	24
7.3 Directors’ resolution as to a person being Acquiring Person conclusive	26
7.4 Directors’ resolution as to shares being shares of an Acquiring Person conclusive	27
7.5 Notices under Article 7 to be in writing	27
7.6 No obligation to serve notice if address unknown	27
7.7 Articles on notices to apply	27
7.8 Service of notices on non-shareholders	27
7.9 Directors’ decisions conclusive	28
7.10 Company register of share Interests	28
7.11 Directors to inform other Directors regarding Acquiring Persons	28
7.12 ADR Custodians and ADS holders	28
7.13 Interests in shares – exclusions	29
7.14 Suspension of voting rights	29
7.15 Calculation of votes	29
8. UNCERTIFICATED SHARES	29
8.1 Directors may permit shares to be a Participating Security	29
8.2 Shares may be changed from uncertificated to certificated form and vice versa	30

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8.3 Uncertificated Shares are not a separate class	30
8.4 Disapplication of inconsistent Articles	30
9. POWER OF SALE OF UNCERTIFICATED SHARES	30
9.1 Powers of Company in respect of procuring sales of Uncertificated Shares	30
10. ORDINARY SHARES	31
10.1 Notice of meetings and voting rights	31
10.2 Dividends	31
10.3 Liquidation, dissolution and winding up	32
11. SPECIAL VOTING SHARE	32
11.1 Notice of meetings and voting rights	32
11.2 Adjustments	33
11.3 Dividends	34
11.4 Liquidation, dissolution and winding up	34
11.5 Redemption	35
11.6 No transfer of Special Voting Share	35
11.7 Amendment of rights and obligations	36
12. THE REUTERS FOUNDERS SHARE	36
12.1 Reuters Founders Share may defeat resolution to vary or abrogate its rights	36
12.2 Deemed variations or abrogations of Reuters Founders Share rights	36
12.3 Action without consent of the holder of the Reuters Founders Share a deemed variation or abrogation	37
12.4 Definition and interpretation as regards “Control” of Company	37
12.5 Directors to inform other Directors (and Directors to inform the holder of the Reuters Founders Share) of attempts to gain Control	37
12.6 Reuters Founders Share Control Notices	38
12.7 Rescission of Reuters Founders Share Control Notice	38
12.8 Voting rights of Reuters Founders Share whilst Reuters Founders Share Control Notice in force	38
12.9 Opinions of the holder of the Reuters Founders Share conclusive	42
12.10 Holder of the Reuters Founders Share may requisition general meetings other than annual general meetings	42
12.11 Directors to convene requisitioned meeting and circulate any statement of the holder of the Reuters Founders Share	43
12.12 Holder of the Reuters Founders Share may convene meeting if Directors in default	43
12.13 Holder of the Reuters Founders Share may convene general meetings other than annual general meetings while Reuters Founders Share Control Notice in force	44
12.14 Holder of the Reuters Founders Share may receive notice of and attend and speak at general meetings	44
12.15 Consultation between Directors and Reuters Trustees	44
12.16 Reuters Trustees entitled to make representations to the Directors	45
12.17 Dividends	45
12.18 Liquidation, dissolution and winding up	45
12.19 No transfer of Reuters Founders Share	45
12.20 Consent of the holder of the Reuters Founders Share	45
12.21 Notices and other communications	46
13. SHARE CERTIFICATES	46
13.1 Contents of share certificates	46
13.2 Certificates for Joint holders	46
13.3 Entitlement of shareholders holding Certificated Shares to share certificates	46
13.4 Entitlement to balancing certificates	46
13.5 Entitlement to consolidating certificates	46
13.6 Directors may issue split certificates	47
13.7 Replacement of damaged, lost or stolen certificates	47
13.8 Requests for replacement certificates for joint holders	47
13.9 Entitlement to certificate for shares changed to Certificated Shares	47
13.10 No entitlement to certificate in respect of Uncertificated Shares	47
14. CALLS ON SHARES	47
14.1 Directors may make calls for amounts unpaid on shares	47

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14.2 Obligation to pay calls	48
14.3 Interest on unpaid calls	48
14.4 Calls deemed to be made when so provided by terms of issue of shares	48
14.5 Directors’ discretion as to amounts and times of calls on issue of shares	48
14.6 Directors may accept and pay interest on moneys in advance of calls	48
15. FORFEITURE AND LIEN	49
15.1 Directors may serve payment notice in respect of unpaid calls	49
15.2 Notice to provide for forfeiture of shares	49
15.3 Forfeiture of shares	49
15.4 Forfeited or surrendered share the property of the Company	49
15.5 Ex-shareholder to remain liable for moneys unpaid on forfeited shares	49
15.6 Company to have lien on shares not fully paid	50
15.7 Company’s power of sale under lien	50
15.8 Application of sale proceeds	50
15.9 Title to shares sold under lien or after forfeiture	50
16. TRANSFER OF SHARES	51
16.1 Requirements as to form of transfers of Certificated Shares	51
16.2 Requirements as to transfers of Uncertificated Shares	51
16.3 Transferor to remain holder until transfer actually registered	51
16.4 Directors may suspend registration of transfers	51
16.5 Directors may refuse to register certain renunciations and transfers of Certificated Shares	51
16.6 Directors may refuse to register transfers of Certificated Shares of more than one class of share, unstamped transfers or transfers unaccompanied by proof of transferor’s title	52
16.7 Registration of transfers of Uncertificated Shares	52
16.8 Directors to notify refusals to register transfers of Uncertificated Shares	52
16.9 Company may retain registered transfers	52
16.10 No fee for registration of transfers or related documents	52
16.11 Company may destroy documents after certain periods	53
17. TRANSMISSION OF SHARES	53
17.1 Personal representatives of deceased holders entitled to shares but liabilities of estate continue	53
17.2 Registration of persons entitled to shares by operation of law	53
17.3 Registration of other persons	54
17.4 Limitations apply to such transfers	54
17.5 Entitlement to share rights pending registration of persons entitled to shares by operation of law	54
18. UNTRACED SHAREHOLDERS	54
18.1 Company may sell shares of untraced holders after certain periods	54
18.2 Power of sale to extend to additional shares	55
18.3 Procedures for exercise of power of sale	55
19. TAKEOVER BIDS	56
19.1 Equivalent Treatment Principle	56
19.2 Qualifying Takeover Bids	57
20. GENERAL MEETINGS	59
20.1 Annual general meetings to be held	59
20.2 Directors to convene general meetings other than annual general meetings	59
21. NOTICE OF GENERAL MEETINGS	59
21.1 Periods of notice for general meetings	59
21.2 Determination of record date for serving notices of meetings	59
21.3 Accidental non-delivery of notice to or non-receipt of notice by any person (except to the holder of the Reuters Founders Share) not to invalidate proceedings at meeting	60
21.4 Contents of notices of general meetings	60
21.5 Notice of annual general meeting	60
21.6 Notices to identify special business	60
21.7 Determination of record date for entitlement to attend and vote at general meetings	60
21.8 Routine business of annual general meetings	61

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22. PROCEEDINGS AT GENERAL MEETINGS	61
22.1 Directors may attend and speak at general meetings	61
22.2 Directors may make provision for persons (other than the holder of the Reuters Founders Share) to attend general meetings at satellite venues	61
22.3 Discretion of Chairman to interrupt or adjourn general meetings	62
22.4 Directors may arrange for persons to hear, see and speak at general meetings by audio-visual means	62
22.5 Validity of meetings if accommodation inadequate	62
22.6 Rights of shareholders to take part in general meetings	63
22.7 Chairman’s power to adjourn in certain circumstances	63
22.8 Notice of adjournment not required	63
22.9 Amendments to resolutions	63
22.10 Arrangements for security of general meetings	64
23. VOTES OF SHAREHOLDERS	64
23.1 Votes on show of hands and on polls	64
23.2 Votes of joint holders	64
23.3 Votes by receivers and others on behalf of shareholders suffering from mental disorder	64
23.4 No shareholders to vote if sums unpaid on shares	65
23.5 Direction Notices to shareholders and others not entitled to vote because in default under section 793	65
23.6 Cesser of effect of Direction Notices	66
23.7 Direction Notices and depositaries	66
23.8 Obligations of depositary under Direction Notice	66
23.9 Interpretation of paragraphs 23.4 to 23.8	67
23.10 Saving for Directors’ powers under section 794(1)	67
23.11 Holder of the Reuters Founders Share may require Directors to serve notice under section 793 of the CA 2006 or a Direction Notice or to apply to Court under section 794(1) of the CA 2006	68
23.12 Objections to admissibility of votes to be raised only at the relevant meeting – saving for votes of Reuters Founders Share	68
23.13 Votes on a poll may be given personally or by proxy	68
23.14 Proxy need not be a shareholder	68
23.15 Requirements as to form of appointment of proxy	69
23.16 Proxy may exercise a shareholder’s rights to attend, speak and vote	69
23.17 Validity of votes by proxies	69
24. CORPORATION ACTING BY REPRESENTATIVES	69
24.1 Requirements for appointment of representative by corporation	69
24.2 Representatives of Reuters Founders Share Company	70
25. MEETINGS OF SHAREHOLDERS	70
25.1 Notice with respect to Joint Electorate Action or Class Rights Action	70
25.2 Manner of voting	70
25.3 Withdrawal of demand for poll	70
25.4 Procedure for polls	71
25.5 Voting by proxy	71
25.6 Objections to validity of votes	71
25.7 Quorum	71
25.8 Meetings where no quorum present	72
25.9 Scrutineers	72
25.10 Adjournment of meetings	72
25.11 Actions for shareholder approval	73
25.12 Procedure for approval of Joint Electorate Actions and Class Rights Actions	73
25.13 Co-ordination with TR Corporation	73
25.14 Discretionary matters	74
26. FINANCIAL YEAR	74
27. MANAGEMENT OF THE COMPANY	74
27.1 Constitution of the Board of Directors	74
27.2 Management generally	74
27.3 No share qualification – Directors may attend and speak at general meetings	75

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27.4 Powers to give pensions to Directors	75
27.5 Appointment to any executive office not to cease with Directorship unless contract so provides	75
28. APPOINTMENT, RETIREMENT AND REMOVAL OF DIRECTORS	75
28.1 Vacation of office as Director	75
28.2 Appointment of Directors by Company	76
28.3 Resolutions to appoint two or more Directors to be subject to consent of general meeting	76
28.4 Company and Directors may fill casual vacancies and appoint additional
Directors	77
29. MANAGEMENT IN RELATION TO THE EQUALIZATION AND GOVERNANCE AGREEMENT	77
30. OBSERVANCE OF REUTERS TRUST PRINCIPLES	78
31. MEETINGS OF THE BOARD OF DIRECTORS	78
31.1 Quorum	78
31.2 Calling of meetings	78
31.3 Notice of meetings	79
31.4 Chairman	79
31.5 Voting at meetings	79
31.6 Resolutions of Directors in writing	79
31.7 Form of written resolutions	79
31.8 Resolutions in writing by committees	79
31.9 Communications through electronic means	80
31.10 Remuneration and expenses	80
31.11 Directors may delegate to committees	80
31.12 Meetings and proceedings of committees	80
31.13 Validity of acts of Directors or committees	80
31.14 Participation in meetings by audio-visual means	80
32. DIRECTORS’ INTERESTS	81
32.1 Directors may be interested in contracts with the Company and in companies party to such contracts	81
32.2 Directors’ interests in contracts – general prohibition on voting	81
32.3 Exceptions to prohibition on voting	81
32.4 Directors voting on executive appointments	82
32.5 Chairman to rule on materiality of a Director’s interest	82
32.6 Directors to resolve as to the materiality of a Chairman’s interest	83
32.7 Confidential Information	83
33. OFFICERS	83
33.1 General	83
33.2 Chairman	83
33.3 Deputy Chairman	83
33.4 President	83
33.5 Vice President	84
33.6 Directors may appoint attorneys	84
33.7 Secretary to the Board of Directors	84
33.8 Variation of duties	84
33.9 Term of office	84
34. BORROWING POWERS	84
35. REGISTERS	85
35.1 Entries on Registers of numbers of Uncertificated Shares and Certificated Shares	85
35.2 Directors may keep branch Registers	85
36. CORPORATE SEAL	85
37. EXECUTION OF INSTRUMENTS	85
38. AUTHENTICATION OF DOCUMENTS	85
39. AMENDMENTS TO ARTICLES	86
39.1 Joint Electorate Action amendments	86
39.2 Class Rights Action amendments	86
39.3 Amendments upon termination of Equalization and Governance Agreement	86

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39.4 Amendments upon a change to Part 22 of the CA 2006	87
40. RESERVES	87
41. CASH DISTRIBUTIONS	87
41.1 Equivalent Distributions	87
41.2 Equalisation Payment	88
41.3 Timing of Cash Distribution	88
42. DIVIDEND PAYMENTS	89
42.1 Directors may declare and pay fixed and interim dividends	89
42.2 Dividends to be paid pro rata to amounts paid on shares	89
42.3 Directors may pay dividends to ADR Custodians and shareholders in currencies other than sterling	89
42.4 Distributable reserves	89
42.5 Pre-acquisition profits distributable	89
42.6 No dividends to bear interest against the Company	89
42.7 Directors may make deductions from dividends	90
42.8 Directors may retain dividends on shares of persons entitled by operation of law pending registration	90
42.9 Waivers of dividends	90
42.10 Directors may pay dividends in kind	90
42.11 Payment of foreign currency dividends to ADR Custodians	90
42.12 Receipts for dividends to joint holders	90
42.13 Dividend resolution may specify record date at any time	91
42.14 Cheques	91
42.15 Non-receipt of cheques	91
42.16 Unclaimed dividends	91
43. CAPITALISATION OF PROFITS AND RESERVES	91
44. SCRIP DIVIDENDS	92
44.1 Directors may offer shares in lieu of dividends with authority of Ordinary Resolution	92
44.2 Period and other terms of authority for scrip dividends	92
44.3 Offer to be communicated to shareholders	93
44.4 Number of shares to which shareholders entitled	93
44.5 No fractional entitlements	93
44.6 Directors may capitalise profits and reserves for issue of scrip dividends	93
44.7 Scrip dividend shares to rank pari passu with existing shares	94
44.8 Directors may determine terms and conditions of offers of scrip dividends	94
45. ACCOUNTS	94
45.1 Accounting records to be kept at Office; shareholders’ right of inspection	94
45.2 Balance sheets and profit and loss accounts to be sent to shareholders and others	94
46. AUDITORS	95
46.1 Validity of acts of auditors	95
46.2 Auditors entitled to notice of and to attend and be heard at general meetings	95
47. COMMUNICATIONS	95
47.1 Mode of delivery of communications, when communications deemed delivered	95
47.2 Transferees and persons entitled by operation of law bound by notices in respect of shares pending registration	96
47.3 Notices to joint holders	96
47.4 Persons entitled following death or bankruptcy entitled to delivery of notices pending registration	97
47.5 Entitlement to receipt of notices	97
47.6 Notices of general meetings by advertisement	97
47.7 Serving for statutory requirements	98
48. LIQUIDATION	98
49. WINDING UP	98
49.1 Directors may petition court for winding up with consent of holder of the Reuters Founders Share	98
49.2 Directors may distribute assets in kind on a winding up	98
50. THOMSON REUTERS NEWS SERVICES	98

No. 6141013
THE COMPANIES ACT 1985 AND 2006

PUBLIC COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION
OF
THOMSON REUTERS PLC
(adopted by special resolution in writing passed on 22 February 2008 and amended by special resolution in writing passed on 10 April 2008, to take effect from the Effective Date (17 April 2008))

1.	EXCLUSION OF OTHER REGULATIONS

No regulations set out in any Applicable Laws, or in any statutory instrument or other subordinate legislation made under any Applicable Laws, concerning companies shall apply as the regulations or articles of the Company.

2.	DEFINITIONS AND INTERPRETATION

2.1	Headings

Headings are for convenience only and are not to affect the meaning or construction of any of the provisions of these Articles.

2.2	References to Articles

References to “these Articles”, “hereto”, “herein”, “hereby”, “hereunder”, “hereof” and similar expressions refer to these Articles, as amended or supplemented from time to time, and not to any particular Article, paragraph, subparagraph, clause or other portion hereof and include any and every instrument supplemental or ancillary hereto.

2.3	References to shareholders

References to shareholders of the Company are to members of the Company, as that term is defined in the CA 1985 as in force from time to time.

2.4	Definitions
2.4.1	For the purposes of these Articles, the following terms shall have the following meanings:
(a)	“Acquiring Person” means, at any particular time, any Person, other than an Approved Person or a member of the TR Group, who (i) is or becomes Interested in 15% or more of the outstanding Voting Shares or (ii) is deemed to be an Acquiring Person pursuant to paragraph 7.3 or paragraph 7.4; provided, however, that, for the purpose of calculating whether or not any Person is Interested in 15% or more of the outstanding Voting Shares, shares of such class held by the Company as treasury shares shall be disregarded;

(b)	“Action” means, in relation to the Company or TR Corporation, any Distribution or action affecting the amount or nature of issued share capital of the Company or TR Corporation, including any offer by way of rights, bonus issue, sub-division or consolidation, repurchase or buy-back, or offer to purchase, or amendment of the rights of any Shares, or a series of one or more such actions;

(c)	“ADR Custodian” means a custodian (or depositary), approved by the Company, under arrangements whereby such custodian (or depositary) holds shares in the Company and either itself or some other person issues American Depositary Receipts evidencing American Depositary Shares which represent such shares in the Company (or evidence of a right to receive the same);

(d)	“Applicable Laws” means:
(i)	any applicable law, statute, rule or regulation and any judgment, order, decree, licence, permit, directive or requirement of any Governmental Agency having jurisdiction over the Company and/or TR Corporation; and

(ii)	the rules, regulations and guidelines of:
(A)	any stock exchange or other trading market on which any shares or other securities or depositary receipts representing such shares or securities of either the Company or TR Corporation are listed, traded or quoted; and
(B)	any other body with which entities with securities listed or quoted on such exchanges customarily comply,
(but, if not having the force of law, only if compliance with such directives, requirements, rules, regulations or guidelines is in accordance with the general practice of Persons to whom they are intended to apply), in each case for the time being in force and taking account of all exemptions, waivers or variations from time to time applicable (in particular situations or generally) to the Company or TR Corporation, as the case may be;
(e)	“Approved Person” means, at any particular time, any Person who has been designated as such for the purposes of these Articles by the holder of the Reuters Founders Share, in its sole and absolute discretion, by notice given in writing to the Company, unless such designation has been revoked in accordance with the Terms of Approval;

(f)	“Board of Directors” or “Board” means the board of directors of the Company (or a duly authorised committee of the board of directors of the Company) from time to time;

(g)	“CA 1985” means the Companies Act 1985 as in force from time to time;

(h)	“CA 2006” means the Companies Act 2006 as in force from time to time;

(i)	“Certificated Share” means a share which is recorded in the Register as being held in certificated form;

(j)	“Class Rights Action” means each of the following actions if proposed to be taken by either the Company or TR Corporation:
(i)	the voluntary Liquidation of such company;

(ii)	any adjustment to the Equalization Ratio other than an adjustment made pursuant to Section 3.1.1(C) of the Equalization and Governance Agreement;

(iii)	any amendment to, or termination of (including, for the avoidance of doubt, the voluntary termination of), the Equalization and Governance Agreement, the Special Voting Share Agreement, the TR Corporation Guarantee or the TR PLC Guarantee, other than any amendment which is formal or technical in nature and which is not materially prejudicial to the interests of the shareholders of the Company or TR Corporation or is necessary to correct any inconsistency or manifest error as may be agreed by the TR Board;

(iv)	any amendment to, removal or alteration of the effect of (which shall include the ratification of any breach of) any of the TR PLC Entrenched DLC Provisions or the TR Corporation Entrenched DLC Provisions;

(v)	a change in the corporate status of the Company from a public limited company incorporated in England and Wales with its primary listing on the Official List of the UK Listing Authority or of TR Corporation from a corporation existing under the OBCA with its primary listing on the TSX or the NYSE (unless such change occurs in connection with a termination of the Equalization and Governance Agreement in accordance with Section 11.1.1 or Section 11.1.2(B) thereof);

(vi)	any other action or matter the TR Board determines (either in a particular case or generally), should be approved as a Class Rights Action; and

(vii)	any Action to be approved as a Class Rights Action pursuant to Section 3.1.1(C) of the Equalization and Governance Agreement;
provided, however, that if a particular matter constitutes both a Joint Electorate Action and a Class Rights Action, it shall be treated as a Class Rights Action;
(k)	“Company” means Thomson Reuters PLC, a public limited company incorporated in England and Wales;

(l)	“Control” means, save for the purposes of paragraphs 12.4 to 12.9:
(i)	when applied to the relationship between a Person and a corporation, the beneficial ownership by such Person (in the case of the Company or TR Corporation, either alone or together with the other corporation) at the relevant time of shares of such corporation carrying more than the greater of (A) 50% of the voting rights ordinarily exercisable at meetings of shareholders of such corporation and (B) the percentage of voting rights ordinarily exercisable at meetings of shareholders of such corporation that are sufficient to elect a majority of the directors of such corporation; and
(ii)	when applied to the relationship between a Person and a partnership, joint venture or other unincorporated entity, the beneficial ownership by such Person (in the case of the Company or TR Corporation, either alone or together with the other corporation) at the relevant time of more than 50% of the ownership interests of the partnership, joint venture or other unincorporated entity in circumstances where it can reasonably be expected that such Person directs or has the power to direct the affairs of the partnership, joint venture or other unincorporated entity;
and the words “Controlled by”, “Controlling” and “under common Control with” and similar words have corresponding meanings; provided that a Person who Controls a corporation, partnership, joint venture or other unincorporated entity (the “second-mentioned Person”) shall be deemed to Control a corporation, partnership, joint venture or other unincorporated entity which is Controlled by the second-mentioned Person and so on;
(m)	“Cross-Guarantees” means, collectively, the TR Corporation Guarantee and the TR PLC Guarantee, and “Cross-Guarantee” means either one of them;

(n)	“Directors” means those individuals appointed or elected to the Board of Directors from time to time and “Director” means any one of them;

(o)	“Distribution” means, in relation to the Company or TR Corporation, any dividend or other distribution, whether of income or capital, and in cash or any other form, made by such company or any of its Subsidiaries to the holders of Ordinary Shares, in the case of the Company, or TR Corporation Common Shares, in the case of TR Corporation;

(p)	“Disclosure and Transparency Rules” means the disclosure and transparency rules for the time being in force, as published by the Financial Services Authority in its Handbook of Rules and Guidance;

(q)	“DLC Equalization Principle” means the principles set out in Section 3 of the Equalization and Governance Agreement, in particular, Section 3.1;

(r)	“DLC Structure” means the dual listed company structure effected pursuant to the Equalization and Governance Agreement and the transactions contemplated thereby, including the Special Voting Share Agreement, these Articles, the Memorandum of Association, the TR Corporation Articles, the TR Corporation By-Laws and the Cross-Guarantees;

(s)	“Effective Date” means the date on which the proposed Scheme of Arrangement to be made under section 425 of the CA 1985 in connection with the offer made on behalf of the Company to acquire Reuters Group PLC becomes effective;

(t)	“electronic form” has the same meaning as in the CA 2006;

(u)	“electronic means” has the same meaning as in the CA 2006;

(v)	“electronic signature” has the meaning given in section 7 of the Electronic Communications Act 2000;

(w)	“Equalization and Governance Agreement” means the Equalization and Governance Agreement, to be entered into on or before the Effective Date, between the Company and TR Corporation, as the same may be amended or modified from time to time in accordance with its terms;

(x)	“Equalization Ratio” means, at any time, the ratio of (i) one to (ii) the TR PLC Equivalent Number at such time;

(y)	“Equivalent Distribution” has the meaning attributed thereto in subparagraph 41.1.1;

(z)	“Equivalent Resolution” means, in relation to a resolution of the Company, a resolution of TR Corporation that is certified by a duly authorised officer of TR Corporation as equivalent in nature and effect to such resolution of the Company;

(aa)	“Governmental Agency” means a court of competent jurisdiction, any government or any governmental, regulatory, self-regulatory or administrative authority, agency, commission, body or other governmental entity and shall include any relevant competition authorities, the UK Panel on

Takeovers and Mergers, the European Commission, the London Stock Exchange, the UK Listing Authority, the Canadian securities regulatory authorities, the TSX, the U.S. Securities and Exchange Commission, the NYSE and NASDAQ;

(bb)	“holder”, with respect to any shares in the capital of the Company or TR Corporation, means the registered holder of such shares;

(cc)	“Interest” means, save for the purposes of Article 19, and subject to paragraphs 7.13 and 39.4, in relation to shares, an interest in shares as defined in Part 22 of the CA 2006 and the words “Interested in” and similar words have corresponding meanings;

(dd)	“Joint Electorate Action” means any action put to shareholders of either the Company or TR Corporation, except for a Class Rights Action or a Procedural Resolution. For the avoidance of doubt, each of the following actions, if put to the holders of Ordinary Shares or the holders of TR Corporation Common Shares, shall be put to the TR Shareholders as a Joint Electorate Action:
(i)	the appointment, election, re-election or removal of any director of the Company or TR Corporation;

(ii)	to the extent such receipt or adoption is required by Applicable Laws, the receipt or adoption of the financial statements or accounts of the Company or TR Corporation, or financial statements or accounts prepared on a consolidated basis, other than any financial statements or accounts in respect of the period(s) ended prior to April, 2008;

(iii)	a change of name of the Company or TR Corporation; and

(iv)	the appointment or removal of the auditors of the Company or TR Corporation;
(ee)	“Liquidation” means, with respect to either the Company or TR Corporation, any liquidation, winding up, receivership, dissolution, insolvency or equivalent or analogous proceedings pursuant to which the assets of such company will be liquidated and distributed to creditors and other holders of provable claims against such company;

(ff)	“London Stock Exchange” means the London Stock Exchange plc or any successor thereto;

(gg)	“Matching Action” means, in relation to an Action of TR Corporation (the “Primary Action”), an Action by the Company the overall effect of which, as determined by the TR Board, is such that, when taken together with the Primary Action, the economic benefits and voting rights in relation to Joint Electorate Actions of a holder of an Ordinary Share relative to the rights of a holder of a TR Corporation Common Share are maintained in proportion to the then prevailing Equalization Ratio;

(hh)	“Memorandum of Association” means the Memorandum of Association of the Company;

(ii)	“month” means a calendar month;

(jj)	“NASDAQ” means the National Association of Security Dealers, Inc. Automated Quotations System or any successor thereto;

(kk)	“NYSE” means the New York Stock Exchange, Inc. or any successor thereto;

(ll)	“OBCA” means the Business Corporations Act (Ontario), as it may be amended from time to time and any successor legislation thereto;

(mm)	“Office” means the registered office of the Company from time to time;

(nn)	“Operator” has the meaning given to that expression in the Uncertificated Securities Regulations;

(oo)	“Ordinary Resolution” has the meaning attributed thereto in section 282 of the CA 2006;

(pp)	“Ordinary Shares” means the issued ordinary shares in the Company (including the underlying ordinary shares to each TR PLC ADS);

(qq)	“Parallel Shareholder Meeting”, in relation to a meeting of shareholders of the Company, means any meeting of the shareholders of TR Corporation which is:
(i)	nearest in time to, or is contemporaneous with, such meeting of the shareholders of the Company and at which some or all of the same resolutions or some or all Equivalent Resolutions are to be considered; or
(ii)	designated by the TR Corporation Board as the parallel meeting of shareholders of TR Corporation of such meeting of shareholders of the Company;
(rr)	“Participating Issuer” means a participating issuer, as defined in the Uncertificated Securities Regulations;

(ss)	“Participating Security” means a share or class of shares or a renounceable right of allotment of a share, title to which is permitted to be transferred by means of a Relevant System in accordance with the Uncertificated Securities Regulations;

(tt)	“Permitted Bid Acquisition” has the meaning attributed thereto in subparagraph 19.2.1(d);

(uu)	“Person” includes an individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organisation, trust, body corporate, and a natural person in his or her capacity as trustee, executor, administrator, or other legal representative;

(vv)	“Procedural Resolution” means a resolution of a procedural or technical nature put to shareholders at any meeting of the Company or TR Corporation, whether annual, general or otherwise, including, without limitation, any resolution:
(i)	that certain Persons be allowed to attend or be excluded from attending the meeting;

(ii)	that discussion be closed and the question put to the vote (provided no amendments have been raised);

(iii)	that the question under discussion not be put to the vote;

(iv)	to proceed with matters in an order other than that set out in the notice of the meeting;

(v)	to adjourn the debate (for example, to a subsequent meeting); and

(vi)	to adjourn the meeting;
(ww)	“Qualifying Takeover Bid” has the meaning attributed thereto in subparagraph 19.2.1(e);

(xx)	“Redemption Price” in relation to the Special Voting Share, means the amount for the time being paid up on the Special Voting Share together with all unpaid dividends on the Special Voting Share, whether or not such dividends have been earned or declared, calculated down to the redemption date;

(yy)	“Register” means, unless the context otherwise requires, the register of shareholders kept pursuant to section 352 of the CA 1985 and any successive legislation and any register maintained by the Company of persons holding any renounceable right of allotment of a share;

(zz)	“Relevant System” means a relevant system, as defined in the Uncertificated Securities Regulations;

(aaa)	“Requisite Majority” means, in the case of an Ordinary Resolution, a majority or, in the case of a Special Resolution, 75%;

(bbb)	“Rescission Notice” has the meaning attributed thereto in paragraph 12.7;

(ccc)	“Reuters Founders Share” has the meaning attributed thereto in paragraph 3(c);

(ddd)	“Reuters Founders Share Company” means Reuters Founders Share Company Limited, a company incorporated and existing in accordance with the laws of England and Wales;

(eee)	“Reuters Founders Share Control Notice” has the meaning attributed thereto in paragraph 12.6;

(fff)	“Reuters Founders Share Provisions” means paragraphs 4.1 to 4.3, Article 5, paragraphs 6.1 and 6.2, Article 7, paragraph 9.1, Article 12, paragraphs 21.1 to 21.3, paragraphs 22.2 to 22.7, paragraph 22.10, paragraphs 23.4 to 23.15, Article 24, Article 25, Article 30, paragraph 31.11, Article 39, paragraphs 42.2, 42.3, 42.10 and 42.13, paragraph 47.1, paragraph 49.1 and Article 50 of these Articles and the definitions of any defined terms incorporated therein;

(ggg)	“Reuters Trust Principles” has the meaning attributed thereto in Article 30;

(hhh)	“Reuters Trustees” means the members and directors from time to time of Reuters Founders Share Company;

(iii)	“Securities Intermediary” means:
(i)	a clearing house; or

(ii)	a person, including a broker, bank, or trust company, that in the ordinary course of its business maintains securities accounts for others and is acting in that capacity;
(jjj)	“Shareholder Rights Plan” means a plan adopted by the Company which provides for a distribution to all holders of its Shares and/or Shares of TR Corporation (other than a Person in respect of whom the Company and TR Corporation are taking actions to procure a Qualifying Takeover Bid pursuant to subparagraph 19.1.2) of rights which entitle such holders to subscribe for or purchase Shares at a price which is substantially less than the respective market values thereof;

(kkk)	“Shares” means, in relation to the Company, the Ordinary Shares and, in relation to TR Corporation, the TR Corporation Common Shares;

(lll)	“Special Resolution” has the meaning attributed thereto in section 283 of the CA 2006;

(mmm)	“Special Voting Share” has the meaning attributed thereto in paragraph 3(b);

(nnn)	“Special Voting Share Agreement” means the Special Voting Share Agreement, to be entered into on or before the Effective Date, by and among the Company, TR Corporation, the TR PLC Special Voting Share Trustee and the TR Corporation Special Voting Share Trustee, as the same may be amended or modified from time to time in accordance with its terms;

(ooo)	“Subsidiary” with respect to any Person, means a Person Controlled by such Person;

(ppp)	“Takeover Bid Thresholds” has the meaning attributed thereto in subparagraph 19.2.1(f);

(qqq)	“Tax” or “Taxes” means any taxes, levies, imposts, deductions, charges, withholdings or duties levied by any authority (including goods and services taxes, value added taxes and any other stamp and transaction duties) (together with any related interest, penalties, fines and expenses in connection with them);

(rrr)	“Tax Benefit” means any credit, rebate, exemption, deduction or benefit in respect of Tax available to any Person;

(sss)	“Terms of Approval” means, in relation to an Approved Person, an agreement or undertaking, if any, entered into by that Approved Person with the holder of the Reuters Founders Share in connection with being designated as an Approved Person;

(ttt)	“Thomson Reuters News Services” means any news services which may from time to time be supplied by the Company or any of its Subsidiaries;

(uuu)	“TR Board” means each of the Board of Directors and the TR Corporation Board;

(vvv)	“TR Corporation” means Thomson Reuters Corporation, a corporation incorporated and existing in accordance with the laws of the Province of Ontario;

(www)	“TR Corporation Acquiring Person” means a Person who is an “Acquiring Person” for the purposes of the TR Corporation Articles;

(xxx)	“TR Corporation Articles” means the articles of incorporation of TR Corporation, as amended or supplemented from time to time;

(yyy)	TR Corporation By-Laws” means the by-laws of TR Corporation, as amended or supplemented from time to time;

(zzz)	“TR Corporation Board” means the board of directors of TR Corporation (or a duly authorised committee of the board of directors of TR Corporation) from time to time;

(aaaa)	“TR Corporation Common Shares” means the issued and outstanding common shares of TR Corporation from time to time, as the same may be subdivided or consolidated from time to time and any capital shares into which such common shares may be reclassified, converted or otherwise changed;

(bbbb)	“TR Corporation Entrenched DLC Provisions” has the meaning attributed thereto in the TR Corporation Articles;

(cccc)	“TR Corporation Group” means, collectively, TR Corporation and its Subsidiaries from time to time, and a member of the TR Corporation Group means any one of them;

(dddd)	“TR Corporation Guarantee” means the deed of guarantee to be entered into on or before the Effective Date between TR Corporation and the Company whereby TR Corporation agrees to guarantee certain obligations of the Company for the benefit of creditors of the Company, as the same may be amended or modified from time to time in accordance with its terms;

(eeee)	“TR Corporation Reuters Founders Share” means the Reuters founders share in TR Corporation;

(ffff)	“TR Corporation Special Voting Share” means the special voting share in the capital of TR Corporation;

(gggg)	“TR Corporation Special Voting Share Trust” means the trust created by the TR Corporation Special Voting Share Trust Deed;

(hhhh)	“TR Corporation Special Voting Share Trust Deed” means the agreement to be entered into on or before the Effective Date between Thomson Reuters Corporation, as settlor, and the TR Corporation Special Voting Share Trustee;

(iiii)	“TR Corporation Special Voting Share Trustee” means Computershare Trust Company of Canada as initial trustee of TR Corporation Special Voting Share Trust, and includes any successor trustee of TR Corporation Special Voting Share Trust;

(jjjj)	“TR Group” means, collectively, the TR PLC Group and the TR Corporation Group operating as a unified group pursuant to the DLC Structure;

(kkkk)	“TR PLC ADS” means an American Depositary Share of the Company listed on NASDAQ, each of which represents six Ordinary Shares;

(llll)	“TR PLC Entrenched DLC Provisions” means Article 11, Article 19, Article 25, subparagraph 27.1.2, subparagraph 27.2.2, subparagraph 27.2.3, Article 29, Article 39, Article 41 and Article 48 and the definitions of any defined terms incorporated therein;

(mmmm)	“TR PLC Equivalent Number” means the number of TR PLC Ordinary Shares that enjoy equivalent rights to Distributions (calculated having regard to Section 3.2(A) of the Equalization and Governance Agreement) and voting rights in relation to Joint Electorate Actions as one TR Corporation Common Share. Initially, the TR PLC Equivalent Number shall be one but shall be adjusted as provided in Section 3 of the Equalization and Governance Agreement. In all cases, the TR PLC Equivalent Number shall be rounded to four decimal places;
(nnnn)	“TR PLC Group” means, collectively, the Company and its Subsidiaries from time to time, and a member of the TR PLC Group means any one of them;

(oooo)	“TR PLC Guarantee” means the deed of guarantee to be entered into on or before the Effective Date between the Company and TR Corporation whereby the Company agrees to guarantee certain obligations of TR Corporation for the benefit of creditors of TR Corporation, as the same may be amended or modified from time to time in accordance with its terms;

(pppp)	“TR PLC Special Voting Share Trust” means the trust created by the TR PLC Special Voting Share Trust Deed;

(qqqq)	“TR PLC Special Voting Share Trust Deed” means the agreement to be entered into on or before the Effective Date between Thomson Reuters Corporation, as settlor, and the TR PLC Special Voting Share Trustee;

(rrrr)	“TR PLC Special Voting Share Trustee” means Computershare Trust Company of Canada, as initial trustee of TR PLC Special Voting Share Trust, and includes any successor trustee of TR PLC Special Voting Share Trust;

(ssss)	“TR Shareholders” means, collectively, the holders of Ordinary Shares and the holders of TR Corporation Common Shares;

(tttt)	“Transfer Office” means the place where the Register is situate from time to time;

(uuuu)	“Triggering Event” has the meaning attributed thereto in subparagraph 19.1.2;

(vvvv)	“TSX” means the Toronto Stock Exchange or any successor thereto;

(wwww)	“Uncertificated Securities Regulations” means the Uncertificated Securities Regulations 2001 including any modification thereof or any regulations in substitution thereof;

(xxxx)	“Uncertificated Share” means a share title to which is recorded in the Register as being held in uncertificated form and title to which may, by virtue of the Uncertificated Securities Regulations, be transferred by means of a Relevant System;
(yyyy)	“UK Listing Authority” means the Financial Services Authority in its capacity as competent authority for the purposes of Part VI of the UK Financial Services and Markets Act 2000 or any successor thereto;

(zzzz)	“Voting Shares” means:
(i)	in relation to the Company, Ordinary Shares and, at any particular time, any other securities of the Company (excluding debt securities, the Special Voting Share and the Reuters Founders Share) carrying at that time a voting right ordinarily exercisable at meetings of shareholders either under all circumstances or under some circumstances that have occurred and are continuing; and

(ii)	in relation to the TR Corporation, TR Corporation Common Shares and, at any particular time, any other securities of TR Corporation (excluding debt securities, the TR Corporation Special Voting Share and the TR Corporation Reuters Founders Share) carrying at that time a voting right ordinarily exercisable at meetings of shareholders either under all circumstances or under some circumstances that have occurred and are continuing;
(aaaaa)	“Wholly-Owned Subsidiary”, with respect to any Person, means any Subsidiary of which that Person at the time of determination, directly and/or indirectly, through one or more other Subsidiaries, Beneficially Owns (as defined in subparagraph 19.2.1(a)) and/or is Interested in 100% of the Voting Shares of such Subsidiaries; and

(bbbbb)	“year” means a calendar year.
2.4.2	In these Articles (if not inconsistent with the subject or context):
(a)	the expression “employees’ share scheme” shall have the meaning given to it by section 1166 of the CA 2006;

(b)	the word “Secretary” shall include any person appointed by the Directors to perform any of the duties of the Secretary, and where two or more persons are appointed to act as Joint Secretaries shall include any one or more of those persons;

(c)	the expression “debenture” shall include debenture stock;

(d)	the expressions “recognised clearing house” and “recognised investment exchange” shall mean any clearing house or investment exchange (as the case may be) granted recognition under the Financial Services and Markets Act 2000;

(e)	the word “company” shall include any body corporate incorporated or registered in any part of the world and the expressions “subsidiary undertaking” and “parent undertaking” shall have the respective meanings given to them by section 1162 of the CA 2006;

(f)	any reference to a signature or to something being signed or executed includes a signature printed or reproduced by mechanical or other means or any stamp or other distinctive marking made by or with the authority of the person required to sign the document to indicate it is approved by such person, or in respect of communications in electronic form only any other means of verifying the authenticity of a communication in electronic form which the Board of Directors may from time to time specify or, where no means has otherwise been specified by the Board of Directors, an electronic signature (which shall for the purposes of the CA 2006 be a manner of authentication specified by the Company for the purposes of section 1146(3)(a) of the CA 2006), provided that the Company has no reason to doubt the authenticity of that electronic signature;

(g)	any reference to a document being sealed or executed under seal or under the common seal of any body corporate (including the Company) or any similar expression includes a reference to its being executed in any other manner which has the same effect as if it were executed under seal;

(h)	references to “writing” and to any form of “written” communication include references to any method of representing or reproducing words in a legible and non-transitory form including by way of electronic form or electronic means where specifically provided in a particular Article or where permitted by the Directors in their absolute discretion but exclude such method in respect of consent or notices given to or by the holder of the Reuters Founders Share;

(i)	such of the provisions of these Articles as apply to paid-up shares shall apply to stock, and the words “share” and “shareholder” shall be construed accordingly;

(j)	words denoting the singular shall include the plural and vice versa; words denoting the masculine gender shall include the feminine gender; and words denoting persons shall include bodies corporate;

(k)	any reference to any statute or statutory provision shall be construed as including a reference to any statutory modification or re-enactment thereof from time to time in force;

(l)	references to a Relevant System shall be deemed to relate to the Relevant System on which the particular share or class of shares or renounceable right of allotment of a share concerned in the capital of the Company is a Participating Security for the time being and any references in these Articles to the giving of an instruction by means of a Relevant System shall be deemed to relate to a properly authenticated dematerialised instruction given in accordance with the Uncertificated Securities Regulations. Such instructions shall only be given to the extent:
(i)	permitted by the Uncertificated Securities Regulations;

(ii)	permitted by and practicable under the rules and practices from time to time of the Operator of the Relevant System; and

(iii)	practicable under and in accordance with the facilities and requirements of the Relevant System;
(m)	subject as aforesaid or as otherwise expressly provided by these Articles any words or expressions defined in the CA 2006 or in the Uncertificated Securities Regulations shall (if not inconsistent with the subject or context) bear the same meanings in these Articles;

(n)	a Special Resolution shall be effective for any purpose for which an Ordinary Resolution is expressed to be required under any provision of these Articles; and

(o)	any determinations or decisions made by the Board of Directors pursuant to these Articles shall be final and binding.
3. SHARE CAPITAL
The share capital of the Company at the date of adoption of these Articles will be £4,000,000,001 divided into:
(a)	399,950,000 Ordinary Shares of £10 each;

(b)	one special voting share of £500,000 (the “Special Voting Share”); and

(c)	one Reuters founders share of £1 (the “Reuters Founders Share”).
4. VARIATION OF RIGHTS
4.1	Consents required for variation

Whenever the share capital of the Company is divided into different classes of shares, the special rights attached to any class may, subject to the provisions of the Applicable Laws, be varied or abrogated either with the consent in writing of the holders of three-quarters in nominal value of the issued shares of the class (excluding any shares of that class held as treasury shares) or with the sanction of a Special Resolution passed at a separate general meeting of the holders of the shares of the class (but not otherwise) and may be so varied or abrogated either while the Company is a going concern or during or in contemplation of a winding-up but so that the rights attached to the Reuters Founders Share shall not be capable of being varied or abrogated in any respect whatsoever without the prior written consent of the holder of the Reuters Founders Share. To every such separate general meeting all the provisions of these Articles relating to general meetings of the Company and to the proceedings thereat shall apply, except that the necessary quorum shall be two persons at least holding or representing by proxy at least one-third in nominal value of the issued shares of the class (excluding any shares of that class held as treasury shares) (but that at any adjourned meeting any holder of shares of the class present in person or by proxy shall be a quorum) and that any holder of shares of the class present in person or by proxy may demand a poll and that every such holder shall, subject as otherwise provided by these Articles, on a poll have one vote for every share of the class held by him. The foregoing provisions of this Article shall, subject to paragraph 4.2 below, apply to the variation or abrogation of the special rights attached to some only of the shares of any class as if each group of shares of the class differently treated formed a separate class the special rights whereof are to be varied.
4.2	When shares not a separate class

Shares of a class shall not be treated as forming a separate class from other shares of that class merely because any of the following apply to them:
4.2.1	the restrictions set out in section 454 of the CA 1985;

4.2.2	suspension of voting rights or rights to receive dividends or other distributions pursuant to these Articles;

4.2.3	any requirement pursuant to these Articles that a person dispose of such shares or any Interest in them;

4.2.4	any provisions of these Articles enabling the Directors to dispose of such shares or requiring the Directors not to register transfers of such shares;

4.2.5	they are enabled or permitted in accordance with the Uncertificated Securities Regulations to become a Participating Security, or cease to be a Participating Security; or

4.2.6	any shares of that class are from time to time held in uncertificated form.
4.3	Rights not varied by issue of further shares or permission to hold or transfer Uncertificated Shares; exception for Reuters Founders Share

The special rights attached to any class of shares having preferential rights shall not unless otherwise expressly provided by the terms of issue thereof be deemed to be varied by the creation or issue of further shares ranking as regards participation in the profits or assets of the Company in some or all respects pari passu therewith but in no respect in priority thereto, or by the Company permitting, in accordance with the Uncertificated Securities Regulations, the holding and transfer of shares of any class in uncertificated form by means of a Relevant System. The special rights attached to the Reuters Founders Share shall be deemed to be varied by the creation or issue of any further Reuters Founders Share.
5. ALTERATION OF SHARE CAPITAL
5.1	Company may increase capital; consent of the holder of the Reuters Founders Share required for creation of shares with voting rights not identical to those of Ordinary Shares

The Company may from time to time by Ordinary Resolution increase its capital by such sum to be divided into shares of such amounts as the resolution shall prescribe. All new shares created on any such increase of capital shall be subject to the provisions of the Applicable Laws and of these Articles with reference to allotment, payment of calls, lien, transfer, transmission, forfeiture and otherwise. No such new share shall, without the prior written consent of the holder of the Reuters Founders Share, have attached thereto (either at the time of the creation thereof or at any subsequent time) any rights in respect of voting which are not identical in all respects with those attached to the Ordinary Shares.
5.2	Company may consolidate, cancel and subdivide shares (other than the Reuters Founders Share)
The Company may by Ordinary Resolution:
5.2.1	consolidate and divide all or any of its capital (other than the Reuters Founders Share) into shares of larger amounts than its existing shares;

5.2.2	cancel any shares (other than the Reuters Founders Share) which, at the date of the passing of the resolution, have not been taken, or agreed to be taken, by any person and diminish the amount of its capital by the amount of the shares so cancelled;

5.2.3	sub-divide its shares, or any of them (other than the Reuters Founders Share), into shares of smaller amount than is fixed by the Memorandum of Association (subject nevertheless to the provisions of the Applicable Laws), and so that the resolution whereby any share is sub-divided may determine that, as between the holders of the shares resulting from such sub-division, one or more of the shares may, as compared with the others, have any such preferred, deferred or other special rights, or be subject to any such restrictions, as the Company has power to attach to unissued or new shares.
5.3 Fractional entitlements to shares
If, as the result of consolidation and division or sub-division of shares, shareholders become entitled to fractions of a share, the Directors may on behalf of the shareholders deal with the fractions as they think fit. In particular, the Directors (treating holdings of the same shareholder or shareholders of Certificated Shares and Uncertificated Shares of the same class as if they were separate holdings, unless the Directors otherwise determine) may:
5.3.1	sell fractions of a share to a person (including, subject to the Applicable Laws, to the Company) for the best price reasonably obtainable and distribute the net proceeds of sale in due proportion amongst the persons entitled (except that if the amount due to a person is less than £3, or such other sum as the Board of Directors may decide, the sum may be retained for the benefit of the Company). To give effect to a sale the Directors may authorise a person to execute an instrument of transfer of Certificated Shares or, in respect of Uncertificated Shares, the Directors may exercise any of the powers conferred on the Company by Article 9 to effect transfer of the shares to the purchaser or his nominee to be entered in the Register as the holder of the shares. The purchaser is not bound to see to the application of the purchase money and the title of the transferee to the shares is not affected by an irregularity or invalidity in the proceedings connected with the sale; or

5.3.2	subject to the Applicable Laws, issue to a shareholder credited as fully paid by way of capitalisation the minimum number of shares required to round up his holding of shares to a number which, following consolidation and division or sub-division, leaves a whole number of shares (such issue being deemed to have been effected immediately before consolidation or sub-division, as the case may be). The amount required to pay up those shares may be capitalised as the Directors think fit out of amounts standing to the credit of reserves (including a share premium account, capital redemption reserve and profit and loss account), whether or not available for distribution, and applied in paying up in full the appropriate number of shares. A resolution of the Directors capitalising part of the reserves has the same effect as if the capitalisation had been declared by Ordinary Resolution of the Company pursuant to Article 43. In relation to the capitalisation the Board of Directors may exercise all the powers conferred on it by Article 43 without an Ordinary Resolution of the Company.
5.4	Company may purchase its own shares (other than the Reuters Founders Share)

Subject to the provisions of the Applicable Laws, the Company may purchase, or enter into a contract under which it may become entitled or obliged to purchase, any of its own shares (including any redeemable shares) other than the Reuters Founders Share. Every contract for the purchase by the Company of, or under which it may become entitled or obliged to purchase, its own shares shall, in addition to such authorisation as may be required by the Applicable Laws, be sanctioned by a Special Resolution passed at a separate general meeting of the holders of each class of shares in issue convertible into equity share capital of the Company.

5.5	Company may reduce its capital — exception regarding the Reuters Founders Share

The Company may reduce its share capital or any capital redemption reserve, share premium account or other undistributable reserve in any manner and with and subject to any incident authorised and consent required by law but this Article shall not apply in any way whatsoever to the Reuters Founders Share.

6.	SHARES

6.1	Company may issue shares with whatever rights or restrictions, but consent of the holder of the Reuters Founders Share required for issue of shares not identical to Ordinary Shares

Except as otherwise provided by these Articles and without prejudice to the rights attached to any shares or class of shares from time to time issued, any share in the Company may be allotted or issued with or have attached thereto such preferred, deferred or other special rights, or be issued subject to or have attached such restrictions, whether as regards dividend, return of capital or otherwise, as the Company may from time to time by Ordinary Resolution determine (or, in the absence of any such determination, as the Directors may determine) and subject to the provisions of the Applicable Laws the Company may issue any shares which are, or at the option of the Company or the holders are liable, to be redeemed. Provided always that, without the prior written consent of the holder of the Reuters Founders Share, no share shall be capable of being issued having attached thereto any rights which are not identical in all respects with those attached to the Ordinary Shares.

6.2	Directors may issue shares, but consent of the holder of the Reuters Founders Share required for issue of shares not identical to Ordinary Shares

Subject to the provisions of the Applicable Laws, of these Articles and of any resolution of the Company in general meeting passed pursuant thereto, all unissued shares and shares held as treasury shares shall be at the disposal of the Directors and they may allot (with or without conferring a right of renunciation), grant options over or otherwise dispose of them to such persons, at such times and on such terms as they think proper. Provided always that, without the prior written consent of the holder of the Reuters Founders Share, the Directors shall not allot, grant any option over or otherwise dispose of any share having attached thereto any rights in respect of voting which are not identical in all respects with those attached to the Ordinary Shares.
6.3	Section 80 authority for allotments of relevant securities

The Directors have general and unconditional authority, pursuant to section 80 of the CA 1985, to exercise all powers of the Company to allot relevant securities up to an aggregate nominal amount equal to the section 80 amount, for each prescribed period.

6.4	Disapplication of section 89(1) (pre-emption) for allotments under section 80 authority
6.4.1	The Directors have general power for each prescribed period to allot equity securities pursuant to the authority conferred by paragraph 6.3 above and to sell treasury shares wholly for cash:
(a)	in connection with a rights issue; and

(b)	otherwise than in connection with a rights issue, up to an aggregate nominal amount equal to the section 89 amount;
as if section 89(1) of the CA 1985 does not apply to any such allotment or sale.
6.4.2	By the authority and power conferred by paragraph 6.3 and subparagraph 6.4.1 above, the Board of Directors may during a prescribed period make an offer or agreement which would or might require equity securities or other relevant securities to be allotted after the prescribed period and may allot securities in pursuance of that offer or agreement.

6.4.3	In paragraphs 6.3 and 6.4:
(a)	“equity securities” has the meaning given in section 94(2) of the CA 1985;

(b)	“prescribed period” means any period for which the authority conferred by paragraph 6.3 above is given by Ordinary or Special Resolution stating the section 80 amount and/or the power conferred by subparagraph 6.4.1 above is given by Special Resolution stating the section 89 amount;

(c)	“rights issue” means an offer of equity securities open for acceptance for a period fixed by the Directors to holders (other than the Company) of equity securities on the Register on a fixed record date in proportion to their respective holdings of such securities or in accordance with the rights attached thereto (but subject to such exclusions or other arrangements as the Directors may deem necessary or expedient in relation to fractional entitlements or legal or practical problems under the laws of, or the requirements of any recognised regulatory body or any stock exchange in, any territory);

(d)	“section 80 amount” means, for any prescribed period, the amount stated in the relevant Ordinary or Special Resolution or, in either case, another amount fixed by resolution of the Company;

(e)	“section 89 amount” means, for any prescribed period, the amount stated in the relevant Special Resolution; and

(f)	the nominal amount of securities is, in the case of rights to subscribe for or convert any securities into shares of the Company, the nominal amount of shares which may be allotted pursuant to those rights.
6.5	Company may pay commissions and brokerages

The Company may exercise the powers of paying commissions conferred by the Applicable Laws to the full extent thereby permitted. The Company may also on any issue of shares or sale of shares in the Company (if, immediately before the sale, the shares were held by the Company as treasury shares) pay such brokerage as may be lawful.

6.6	Company may recognise renunciations of allotments

The Directors may at any time after the allotment of any share but before any person has been entered in the Register as the holder recognise a renunciation thereof by the allottee in favour of some other person and may accord to any allottee of a share a right to effect such renunciation upon and subject to such terms and conditions as the Directors may think fit to impose.

6.7	Company not bound to recognise trusts of shares

Except as required by Applicable Laws, or pursuant to any of the provisions of these Articles, no person shall be recognised by the Company as holding any share upon any trust, and the Company shall not be bound by or compelled in any way to recognise any equitable, contingent, future or partial Interest in any shares, or any Interest in any fractional part of a share, or (except only as by these Articles or by

Applicable Laws otherwise provided) any other right in respect of any share, except an absolute right to the entirety thereof in the registered holder.

7.	RIGHTS IN RELATION TO AN ACQUIRING PERSON

7.1	Service of notice on Acquiring Person

In the event that any Person has become or becomes an Acquiring Person, the Directors shall as soon as practicable thereafter cause the Company to give notice of such fact to such Person and the holder of the Reuters Founders Share. Such notice shall state the number of Voting Shares in which the Board of Directors has determined such Person is or may be Interested and the names of any entities through which the Board of Directors has determined such Person is Interested in those Voting Shares. If at any time the Board of Directors subsequently determines that any such Person is not or is no longer an Acquiring Person, it shall without delay inform such Person and the holder of the Reuters Founders Share of such fact, upon which such Person shall cease to be an Acquiring Person.

7.2	Voting rights of the holder of the Reuters Founders Share

Subject to paragraph 7.14 below, from and after the time that any Person has become or becomes an Acquiring Person until such time as such Person ceases to be an Acquiring Person, the holder of the Reuters Founders Share shall be entitled to vote, together with (except at meetings of the holder of the Reuters Founders Share required by Applicable Laws to be held as a separate class meeting) the holders of Ordinary Shares, on all matters submitted to a vote of the shareholders of the Company at any general meeting of the Company. On each such matter, the holder of the Reuters Founders Share shall be entitled, in its sole and absolute discretion, to exercise the following voting rights:
7.2.1	in relation to a resolution of the Company to approve a Joint Electorate Action, the rights:
(a)	to cast such number of votes in favour of and against such resolution, to withhold such number of votes from such resolution and to abstain from voting such number of votes in respect of such resolution as were cast in favour of and against such resolution, withheld therefrom or recorded as abstentions in respect thereof, respectively, by the holder of the Special Voting Share pursuant to subparagraph 11.1.1;

(b)	to cast such number of votes in favour of such resolution as were cast in favour of such resolution by holders of Voting Shares other than any Voting Shares in which an Acquiring Person is Interested;

(c)	to cast such number of votes against such resolution as were cast against such resolution by holders of Voting Shares other than any Voting Shares in which an Acquiring Person is Interested;

(d)	to withhold such number of votes from such resolution as were withheld from such resolution by holders of Voting Shares other than any Voting Shares in which an Acquiring Person is Interested; and

(e)	to abstain from voting such number of votes in respect of such resolution as were recorded as abstentions in respect of such resolution by holders of Voting Shares other than any Voting Shares in which an Acquiring Person is Interested;
in each case multiplied by one hundred, and provided that, for greater certainty, if the holder of the Reuters Founders Share exercises its voting rights in relation to any such resolution, it shall be required to exercise all, but not less than all, of such voting rights;
7.2.2	in relation to a resolution of the Company to approve a Class Rights Action:
(a)	if the Equivalent Resolution is approved by the requisite number (as determined in accordance with the TR Corporation Articles, the TR Corporation By-Laws and Applicable Laws) of the holders of TR Corporation Common Shares at the Parallel Shareholder Meeting, the rights:
(i)	to cast such number of votes in favour of such resolution as were cast in favour of such resolution by holders of Voting Shares other than any Voting Shares in which an Acquiring Person is Interested;

(ii)	to cast such number of votes against such resolution as were cast against such resolution by holders of Voting Shares other than any Voting Shares in which an Acquiring Person is Interested;

(iii)	to withhold such number of votes from such resolution as were withheld from such resolution by holders of Voting Shares other than any Voting Shares in which an Acquiring Person is Interested; and

(iv)	to abstain from voting such number of votes in respect of such resolution as were recorded as abstentions in respect of such resolution by holders of Voting Shares other than any Voting Shares in which an Acquiring Person is Interested;

in each case multiplied by one hundred, and provided that, for greater certainty, if the holder of the Reuters Founders Share exercises its voting rights in relation to any such resolution, it shall be required to exercise all, but not less than all, of such voting rights; and
(b)	if the Equivalent Resolution is not approved by the requisite number (as determined in accordance with the TR Corporation Articles, the TR Corporation By-Laws and Applicable Laws) of the holders of TR Corporation Common Shares at the Parallel Shareholder Meeting, no right to cast any vote;
7.2.3	in relation to a Procedural Resolution, the rights:
(a)	to cast such number of votes in favour of such Procedural Resolution as were cast in favour of such Procedural Resolution by holders of Voting Shares other than any Voting Shares in which an Acquiring Person is Interested;

(b)	to cast such number of votes against such Procedural Resolution as were cast against such Procedural Resolution by holders of Voting Shares other than any Voting Shares in which an Acquiring Person is Interested;

(c)	to withhold such number of votes from such Procedural Resolution as were withheld from such Procedural Resolution by holders of Voting Shares other than any Voting Shares in which an Acquiring Person is Interested; and

(d)	to abstain from voting such number of votes in respect of such Procedural Resolution as were recorded as abstentions in respect of such Procedural Resolution by holders of Voting Shares other than any Voting Shares in which an Acquiring Person is Interested;
in each case multiplied by one hundred, and provided that, for greater certainty, if the holder of the Reuters Founders Share exercises its voting rights in relation to any such Procedural Resolution, it shall be required to exercise all, but not less than all, of such voting rights; and
7.2.4	in respect of any resolution pertaining to any matter on which the holder of the Reuters Founders Share is required by Applicable Laws or otherwise entitled to vote separately as a class, the right to cast one vote.
7.3	Directors’ resolution as to a person being Acquiring Person conclusive

If the Directors resolve that they have reasonable cause to believe that a Person is or may be an Acquiring Person and that they have made reasonable enquiries

(whether by way of notices under section 793 of the CA 2006 or otherwise) to establish whether such Person is or is not an Acquiring Person but that such enquiries have not been answered or fail to establish whether such Person is or is not an Acquiring Person, such Person shall for all the purposes of this Article be deemed to be an Acquiring Person from the date of such resolution until any such time as the Directors resolve that they are satisfied that such Person is not an Acquiring Person. The Board of Directors shall as soon as practicable thereafter give notice of such fact to such Person and the holder of the Reuters Founders Share in accordance with paragraph 7.1.

7.4	Directors’ resolution as to shares being shares of an Acquiring Person conclusive

If the Directors resolve that they have reasonable cause to believe that any Voting Shares are or may be Voting Shares in which an Acquiring Person is Interested (whether such Person is an Acquiring Person by virtue of paragraph 7.3 above or otherwise) and that they have made reasonable enquiries (whether by way of notices under section 793 of the CA 2006 or otherwise) to establish whether such Person is or is not an Acquiring Person but that such enquiries have not been answered or fail to establish whether such Person is or is not an Acquiring Person, such Voting Shares shall for all the purposes of this Article be deemed to be Voting Shares in which such Person is Interested from the date of such resolution until any such time as the Directors resolve that they are satisfied that such Person is not Interested in such Voting Shares. The Board of Directors shall as soon as practicable thereafter give notice of such fact to such Person and the holder of the Reuters Founders Share in accordance with paragraph 7.1.

7.5	Notices under Article 7 to be in writing

All notices provided for by this Article 7 shall be in writing.

7.6	No obligation to serve notice if address unknown

Neither the Company nor the Directors shall be obliged to serve any notice provided for by this Article 7 on any Person if they do not know either the identity or address of such Person. Subject as aforesaid, the Directors shall give notice of any resolutions referred to in paragraphs 7.3 and 7.4 above to the Acquiring Person concerned.

7.7	Articles on notices to apply

Paragraphs 47.1, 47.3 and 47.4 shall apply to the service of any notice required by this Article to be served by the Company on any shareholder of the Company.

7.8	Service of notices on non-shareholders

Any notice required by this Article 7 to be served by the Company on any person who is not a shareholder of the Company may be served on or delivered to such

Person either personally or by placing it in the post in the United Kingdom in a pre-paid cover addressed to such Person at such address as the Directors believe to be such Person’s address or by delivering it to such address. Where such notice is served or sent by post as aforesaid, service or delivery shall be deemed to be effected at the time when the same would be received in the ordinary course of post and in proving such service or delivery it shall be sufficient to prove that such cover was properly addressed, stamped and posted.

7.9	Directors’ decisions conclusive

All actions, calculations and determinations which are done or made by the Board of Directors in good faith in connection with the provisions of this Article 7 and Article 12 shall be conclusive, final and binding on all Persons concerned, and the validity of any act or thing which is done or caused to be done by the Board of Directors in furtherance or purported furtherance of any such provisions shall not be capable of being impeached by anyone on the ground that there was not any basis or reasonable basis upon which the Board of Directors could have arrived at any such calculation or determination, or on the ground that any conclusion of fact on which the Board of Directors relied or might have relied for the purposes of arriving at any such calculation or determination or taking any such action was incorrect, or on any other ground whatsoever.

7.10	Company register of share Interests

Without prejudice to the provisions of the Applicable Laws, the Board of Directors is entitled to rely without further enquiry on the information contained in the Register kept by the Company under section 808 of the CA 2006 in determining whether a Person is or is not an Acquiring Person unless it has reason to believe otherwise, in which case the Board of Directors shall make reasonable enquiries to determine whether a Person is an Acquiring Person.

7.11	Directors to inform other Directors regarding Acquiring Persons

If any Director has reason to believe that any Person is an Acquiring Person or has ceased to be an Acquiring Person, that Director shall without delay inform the other Directors and the holder of the Reuters Founders Share of that fact, including the number of Voting Shares in which the Director believes such Person is or may be Interested.

7.12	ADR Custodians and ADS holders

An ADR Custodian in its capacity as such shall not be an Acquiring Person. A Person who has an interest in American Depositary Shares evidenced by an American Depositary Receipt representing shares held by an ADR Custodian shall be treated for all the purposes of this Article as being Interested in the number and class of shares in the Company represented by such American Depositary Shares and evidenced by such American Depositary Receipt and not (in the absence of any other reason why such Person should be so treated) in the remainder of the shares in the Company held by the ADR Custodian.
7.13	Interests in shares — exclusions

For the purposes of this Article 7 and Article 12 below, a Person will not be deemed to be Interested in any securities because:
7.13.1	such Person is the registered holder of such securities as a result of carrying on the business of or acting as a nominee of a securities depositary;

7.13.2	such Person is an underwriter or member of a banking group or selling group acting in such capacity that has become Interested in such securities in connection with a distribution of securities pursuant to a prospectus or by way of private placement provided such Person is not Interested in such securities for a period in excess of one year;

7.13.3	such Person holds such securities in its capacity as trustee of a trust under which such Person has no independent powers, discretions or responsibilities and must act on the instructions of the beneficiaries; or

7.13.4	such Person is acting as a Securities Intermediary in relation to such securities and does not exercise independent control or direction over such securities.
7.14	Suspension of voting rights

The right of the holder of the Reuters Founders Share to vote at any meeting of shareholders of the Company pursuant to this Article 7 shall be suspended from and after the delivery to the Company of a Reuters Founders Share Control Notice until the delivery to the Company of a Rescission Notice in respect of such Reuters Founders Share Control Notice.

7.15	Calculation of votes

Prior to the exercise by the holder of the Reuters Founders Share of its voting rights pursuant to paragraphs 7.2 and 12.8, the Board of Directors shall calculate the number of votes entitled to be cast upon such exercise and shall deliver to the holder of the Reuters Founders Share a certificate, signed by a duly authorised officer of the Company, confirming the number of votes so calculated.

8.	UNCERTIFICATED SHARES

8.1	Directors may permit shares to be a Participating Security

Subject to the Applicable Laws and the rules of any Relevant System, the Directors may permit the holding and transfer of any class of shares in uncertificated form by means of a Relevant System and, subject as aforesaid, the Directors may at any time determine that any class of shares shall cease to be a Participating Security.
8.2	Shares may be changed from uncertificated to certificated form and vice versa

Where any class of shares in the capital of the Company is a Participating Security, any share in such class may be changed from an Uncertificated Share to a Certificated Share and from a Certificated Share to an Uncertificated Share in accordance with and subject to the provisions of the Uncertificated Securities Regulations and the rules and procedures of the Relevant System.

8.3	Uncertificated Shares are not a separate class

Subject to the Applicable Laws, Uncertificated Shares shall not be regarded as forming a separate class of shares from Certificated Shares of the same class.

8.4	Disapplication of inconsistent Articles

In relation to any class of shares which is a Participating Security, and for so long as that class of shares or any part of that class of shares remains a Participating Security, these Articles shall (notwithstanding anything contained in these Articles) only apply to Uncertificated Shares to the extent that they are consistent with:
8.4.1	the holding of shares in that class in uncertificated form;

8.4.2	the transfer of title to shares in that class by means of a Relevant System; and

8.4.3	the Uncertificated Securities Regulations.
9.	POWER OF SALE OF UNCERTIFICATED SHARES

9.1	Powers of Company in respect of procuring sales of Uncertificated Shares

Where any class of shares in the capital of the Company is a Participating Security and the Company is entitled under any provisions of the Applicable Laws or the rules of any Relevant System or under these Articles to dispose of, forfeit, enforce a lien over or sell or procure the sale of any shares of such class which are held in uncertificated form, the Directors shall have the power (to the extent permitted by and subject to the provisions of the Uncertificated Securities Regulations and the rules and procedures of the Relevant System) to take such steps as may be required, by instruction given by means of a Relevant System or otherwise, to effect such disposal, forfeiture, enforcement or sale and such powers shall (subject as aforesaid) include, but shall not be limited to, the power to:
9.1.1	request or require the deletion of any computer-based entries in the Relevant System relating to such shares;

9.1.2	alter such computer-based entries so as to divest the registered holder of such shares of the power to transfer them to any person other than a transferee identified by the Company;

9.1.3	require by notice in writing any holder of such shares:
(a)	to change his holding of such shares into certificated form within such period as may be specified in the notice; or

(b)	direct the holder to take such steps as may be necessary to sell or transfer such shares;
9.1.4	appoint any person to take such steps in the name of the holder of such shares as may be required to effect transfer of such shares and such steps shall be as effective as if they had been taken by the registered holder of the shares concerned.
In this Article references to notice and to in writing include the use of electronic form and electronic means subject to any terms and conditions decided on by the Directors.
10.	ORDINARY SHARES

The rights, privileges, restrictions and conditions attaching to the Ordinary Shares are as follows:
10.1	Notice of meetings and voting rights

Except for meetings of holders of a particular class or series of shares other than the Ordinary Shares required by Applicable Laws to be held as a separate class or series meeting, the holders of the Ordinary Shares shall be entitled to receive notice of and to attend all meetings of the shareholders of the Company and at any such meeting to vote, together with (except at meetings of holders of Ordinary Shares required by Applicable Laws to be held as a separate class meeting) the holder of the Special Voting Share, on all matters submitted to a vote on the basis of one vote for each Ordinary Share held.

10.2	Dividends

Subject to Applicable Laws, the holders of the Ordinary Shares shall be entitled to receive and the Company shall pay thereon, if, as and when declared by the Board of Directors out of the assets of the Company properly applicable to the payment of dividends, dividends in such amounts and payable in such manner as the Board of Directors may from time to time determine rateably according to the number of such shares held by the holders respectively.

10.3	Liquidation, dissolution and winding up

Subject to any provision made under section 719 of the CA 1985 and any special rights which may be attached to any other class of shares, upon the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or in the event of any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs, the holders of the Ordinary Shares shall be entitled to share equally, according to the number of Ordinary Shares held by them, in all remaining property and assets of the Company.

11.	SPECIAL VOTING SHARE

The rights, privileges, restrictions and conditions attaching to the Special Voting Share are as follows:

11.1	Notice of meetings and voting rights

Subject to paragraph 11.2, except for meetings of the holders of a particular class or series of shares other than the Special Voting Share required by Applicable Laws to be held as a separate class meeting, the holder of the Special Voting Share shall be entitled to receive notice of and to attend (through a representative appointed in accordance with section 323(1) of the CA 2006) or be represented by proxy at all meetings of the shareholders of the Company and at any such meeting to vote, together with (except at meetings of the holder of the Special Voting Share required by Applicable Laws to be held as a separate class meeting) the holders of the Ordinary Shares, on all matters submitted to a vote. On each such matter, the holder of the Special Voting Share shall be entitled to exercise the following voting rights:
11.1.1	in relation to a resolution of the Company to approve a Joint Electorate Action, the rights:
(a)	to cast such number of votes in favour of such resolution as were cast in favour of the Equivalent Resolution by holders of TR Corporation Common Shares at the Parallel Shareholder Meeting;

(b)	to cast such number of votes against such resolution as were cast against the Equivalent Resolution by holders of TR Corporation Common Shares at the Parallel Shareholder Meeting;

(c)	to withhold such number of votes from such resolution as were withheld from the Equivalent Resolution by holders of TR Corporation Common Shares at the Parallel Shareholder Meeting; and

(d)	to abstain from voting such number of votes in respect of such resolution as were recorded as abstentions in respect of the Equivalent Resolution by holders of TR Corporation Common Shares at the Parallel Shareholder Meeting;
in each case divided by the Equalization Ratio in effect at the time such rights are exercised and rounded up to the nearest whole number, and provided that, for greater certainty, if the holder of the Special Voting Share exercises its voting rights in relation to any such resolution, it shall be required to exercise all, but not less than all, of such voting rights;
11.1.2	in relation to a resolution of the Company to approve a Class Rights Action:
(a)	if the Equivalent Resolution was approved by the requisite number (as determined in accordance with the TR Corporation Articles, the TR Corporation By-Laws and Applicable Laws) of the holders of TR Corporation Common Shares at the Parallel Shareholder Meeting, no right to cast any vote; and

(b)	if the Equivalent Resolution was not approved by the requisite number (as determined in accordance with the TR Corporation Articles, the TR Corporation By-Laws and Applicable Laws) of the holders of TR Corporation Common Shares at the Parallel Shareholder Meeting, the right to cast such number of votes against such resolution as would be sufficient to defeat it;
11.1.3	in respect of any Procedural Resolution, no right to cast any vote; and

11.1.4	in respect of any resolution pertaining to any matter on which the holder of the Special Voting Share is required by Applicable Laws to vote separately as a class, the right to cast one vote.
11.2	Adjustments
11.2.1	For the purposes of determining the number of votes the holder of the Special Voting Share is entitled to cast pursuant to subparagraphs 11.1.1(a) to (d), in the event that the holder of the TR Corporation Reuters Founders Share has exercised its voting rights pursuant to Section 1.6.6(b) of the TR Corporation Articles in relation to an Equivalent Resolution, each vote cast in favour of or against that Equivalent Resolution, withheld therefrom or recorded as an abstention in respect thereof at the Parallel Shareholder Meeting by a TR Corporation Acquiring Person shall be divided by one hundred.

11.2.2	At all times when the holder of the TR Corporation Reuters Founders Share is entitled to exercise voting rights pursuant to Section 1.6.7(d) of the TR Corporation Articles, the holder of the Special Voting Share shall be entitled, in relation to a resolution of the Company to approve a Joint

Electorate Action, to exercise the right to cast such number of votes in favour of and against such resolution, to withhold such number of votes therefrom and to abstain from voting such number of votes in respect thereof as were cast in favour and against the Equivalent Resolution, withheld therefrom or recorded as abstentions in respect thereof, respectively, by the holder of the TR Corporation Reuters Founders Share at the Parallel Shareholder Meeting. For avoidance of doubt, the rights of the holder of the Special Voting Share pursuant to this subparagraph 11.2.2 are in addition to, and shall be deemed to be exercised by the holder of the Special Voting Share upon the exercise of, its other rights pursuant to subparagraph 11.1.1.
11.3	Dividends
11.3.1	Subject to Applicable Laws, the holder of the Special Voting Share shall be entitled to receive a fixed cumulative dividend (the “Special Voting Share dividend”) at the annual rate of 6% on the amount for the time being paid up on the Special Voting Share.

11.3.2	The Special Voting Share dividend is payable yearly on 31 December in each year (the “dividend payment date”) (or if the dividend payment date is a Saturday, a Sunday or a day which is a public holiday in England, on the next date which is not such a day) in respect of the year ending on that date, except that the first Special Voting Share dividend is payable on the dividend payment date next following the date of allotment of the Special Voting Share and is payable on a pro rata basis in respect of the period from the date of its allotment to that dividend payment date (both dates inclusive).

11.3.3	If any Special Voting Share dividend is not paid in full on the relevant dividend payment date then, to the extent unpaid, the amount of such dividend shall be increased at the annual rate of 6% calculated on a daily basis (and compounded annually) from the date on which the relevant dividend was to have been paid to the date of payment.

11.3.4	The Special Voting Share shall not entitle the holder to any further rights of participation in the profits of the Company.
11.4	Liquidation, dissolution and winding up
11.4.1	Subject to any provision made under section 719 of the CA 1985 and any special rights which may be attached to any other class of shares, the holder of the Special Voting Share shall have rights on a return of assets on a winding-up to be repaid in priority to any payment to the holders of the Ordinary Shares and the holder of the Reuters Founders Share a sum equal to the Redemption Price.

11.4.2	Except as provided in paragraph 11.5 below, the Special Voting Share does not entitle the holder to any further rights of participation in the capital of the Company.
11.5	Redemption
11.5.1	The Company shall (subject to Applicable Laws and unless earlier redeemed) redeem the Special Voting Share:
(a)	on presentation to the Board of Directors of a notice or instrument of transfer purporting to require or demand registration or acknowledgement of the transfer of the Special Voting Share by the TR PLC Special Voting Share Trustee out of the TR PLC Special Voting Share Trust to (or at the direction of) the Beneficiaries (as defined in the TR PLC Special Voting Share Trust Deed) of the TR PLC Special Voting Share Trust; or

(b)	on the TR PLC Special Voting Share Trust being terminated in respect of the Special Voting Share or the Special Voting Share becoming held by the TR PLC Special Voting Share Trustee on terms other than as set out in the TR PLC Special Voting Share Trust Deed (as it may be amended from time to time in accordance with its terms).
11.5.2	If the Company is not permitted by Applicable Laws or some other provision of these Articles to redeem the Special Voting Share on a date determined in accordance with the foregoing provisions, it shall redeem the Special Voting Share as soon after that date as it shall be permitted to do so.

11.5.3	If any redemption date would otherwise fall on a Saturday, a Sunday or a day which is a public holiday in England, then the redemption date shall be the next date which is not such a day.

11.5.4	On the redemption date the Company shall redeem the Special Voting Share and pay to the holder the Redemption Price.

11.5.5	As from the relevant redemption date of the Special Voting Share the Special Voting Share dividend shall cease to accrue on the Special Voting Share.

11.5.6	If the Company redeems the Special Voting Share without having received the certificate therefore, the holder shall deliver the certificate to the Company as soon as practicable after the redemption date.
11.6	No transfer of Special Voting Share

The holder of the Special Voting Share may not transfer the Special Voting Share without the prior approval of the Board of Directors, to be expressed either by a resolution passed at a meeting of the Board of Directors or by an instrument or instruments in writing signed by all of the Directors.
11.7	Amendment of rights and obligations

The rights and obligations attaching to the Special Voting Share may be amended or modified only by a resolution of the Company approved as a Class Rights Action and with the prior written consent of the holder of the Special Voting Share.

12.	THE REUTERS FOUNDERS SHARE

12.1	Reuters Founders Share may defeat resolution to vary or abrogate its rights

Without prejudice to paragraph 4.1, on any poll on any resolution of the Company in general meeting, being a resolution the passing of which by the Requisite Majority of votes would be, or be deemed to be, a variation or abrogation of the rights attached to the Reuters Founders Share, the holder of the Reuters Founders Share, if it opposes such resolution, shall have the right to cast such number of votes as shall be necessary to ensure the defeat of such resolution, and such right may be exercisable either by a representative appointed by the holder of the Reuters Founders Share in accordance with section 323(1) of the CA 2006, or by a proxy for the holder of the Reuters Founders Share.

12.2	Deemed variations or abrogations of Reuters Founders Share rights

For all of the purposes of these Articles the passing by the Requisite Majority of any of the following kinds of resolution by the Company in general meeting shall be deemed to be a variation or abrogation of the rights attached to the Reuters Founders Share:
12.2.1	any Special Resolution the effect of which, if duly passed, would be to amend, remove or alter the effect of (which shall include the ratification of any breach of) any of the Reuters Founders Share Provisions;

12.2.2	any resolution to wind up the Company voluntarily or pursuant to paragraph (a) of section 122 of the Insolvency Act 1986;

12.2.3	any resolution for, or approving or sanctioning, any reconstruction of the Company (other than an internal reorganisation involving the Company and its Subsidiaries);

12.2.4	any resolution the effect of which, if duly passed, would be to attach or to authorise the attachment to any share (whether issued or unissued) of any voting rights which are not identical in all respects with those attached to the Ordinary Shares;

12.2.5	any resolution to amend any such resolution as is described in any of the preceding subparagraphs of this paragraph 12.2.

12.3	Action without consent of the holder of the Reuters Founders Share a deemed variation or abrogation

For all of the purposes of these Articles, the doing of any act or thing which, in accordance with any provision of these Articles, requires the prior written consent of the holder of the Reuters Founders Share shall be deemed to be a variation or abrogation of the rights attached to the Reuters Founders Share.

12.4	Definition and interpretation as regards “Control” of Company

For the purposes of paragraphs 12.4 to 12.9:
12.4.1	where a person is Interested in shares in which another person is Interested or would be taken to be Interested, such other person shall be deemed to be his associate;

12.4.2	in addition, two or more persons shall be deemed to be associates if there are, in the opinion of the holder of the Reuters Founders Share, reasonable grounds for believing that they have or are attempting to obtain Control pursuant (either wholly or in part) to some arrangement between them;

12.4.3	arrangement means any agreement, understanding or arrangement of any kind, whether formal or tacit, and whether or not legally binding, other than the Deed of Mutual Covenant;

12.4.4	“Control” means the ability to control the exercise of 30% or more of the voting rights ordinarily exercisable at meetings of shareholders of the Company (disregarding the rights of the holder of the Reuters Founders Share and the holder of the Special Voting Share and disregarding any suspension of the voting rights of any shares pursuant to the Applicable Laws or these Articles).

12.4.5	“Deed of Mutual Covenant” means the deed of mutual covenant to be entered into on or before the Effective Date among PA Group Limited, NPA Nominees Limited, Australian Associated Press Pty Limited, New Zealand Press Association Limited, Reuters Founders Share Company, TR Corporation, the Company and Reuters Group PLC, as the same may be amended or modified from time to time in accordance with its terms;
12.5	Directors to inform other Directors (and Directors to inform the holder of the Reuters Founders Share) of attempts to gain Control

If any Director becomes aware of any facts which might lead to the Directors and/or the holder of the Reuters Founders Share taking the view that any Person, other than an Approved Person or a member of the TR Group, and his associates (if any) has or have obtained or is or are attempting to obtain, directly or indirectly, Control, he shall without delay inform the other Directors of such facts and the Directors shall forthwith give written notice of such facts to the holder of the Reuters Founders Share.
12.6	Reuters Founders Share Control Notices

If, in the opinion of the holder of the Reuters Founders Share, there are reasonable grounds for believing that any Person, other than an Approved Person or a member of the TR Group, and his associates (if any) has or have obtained or is or are attempting to obtain, directly or indirectly, Control and the holder of the Reuters Founders Share has concluded, in its sole and absolute discretion, that the exercise of the voting rights attached to the Reuters Founders Share pursuant to Article 7 is insufficient in the circumstances to enable the holder of the Reuters Founders Share to uphold the Reuters Trust Principles, the holder of the Reuters Founders Share, whether it has received any notice pursuant to paragraph 12.5 above or not, shall be entitled in its sole and absolute discretion to serve or cause to be served at the Office a notice in writing (hereinafter called a “Reuters Founders Share Control Notice”), if at that time Reuters Founders Share Company is the holder of the Reuters Founders Share, signed by any one or more of the Reuters Trustees, to the effect that the holder of the Reuters Founders Share is of that opinion.

12.7	Rescission of Reuters Founders Share Control Notice

If at any time after the service of a Reuters Founders Share Control Notice, the holder of the Reuters Founders Share becomes of the opinion that no Person, other than an Approved Person or a member of the TR Group, and his associates (if any) has or have obtained or is or are attempting to obtain, directly or indirectly, Control, then the holder of the Reuters Founders Share shall as soon as practicable thereafter (provided that it is still of that opinion) serve or cause to be served at the Office a notice in writing, if at that time Reuters Founders Share Company is the holder of the Reuters Founders Share, signed by any one or more of the Reuters Trustees, rescinding such Reuters Founders Share Control Notice, but the service of any such notice in writing pursuant to and in accordance with this paragraph 12.7 (in this Article called a “Rescission Notice”) shall be without prejudice to the entitlement of the holder of the Reuters Founders Share subsequently to serve or cause to be served at the Office another Reuters Founders Share Control Notice pursuant to and in accordance with paragraph 12.6 above.

12.8	Voting rights of Reuters Founders Share whilst Reuters Founders Share Control Notice in force

At all times after the service at the Office of any Reuters Founders Share Control Notice and prior to the service at the Office of a Rescission Notice in respect of such Reuters Founders Share Control Notice, the holder of the Reuters Founders Share shall be entitled to vote, together with (except at meetings of the holder of the Reuters Founders Share required by Applicable Laws to be held as a separate class meeting) the holders of Ordinary Shares, on all matters submitted to a vote of the shareholders of the Company at any general meeting of the Company. On each such matter, the holder of the Reuters Founders Share shall be entitled, in its sole and absolute discretion, to exercise the following voting rights:
12.8.1	in relation to a resolution of the Company to approve a Joint Electorate Action, the rights:
(a)	if, at the time such votes are cast, there are no Approved Persons or Approved Persons are Interested in such number of outstanding Ordinary Shares and/or TR Corporation Common Shares to which are attached, in the aggregate (after giving effect to the Equalization Ratio), the right to cast not more than 35% of all votes entitled to be cast on that Joint Electorate Action by all shareholders of the Company and TR Corporation (excluding the holder of the Special Voting Share and the holder of the TR Corporation Special Voting Share), to cast such number of votes as would be sufficient to approve or defeat such resolution;

(b)	if, at the time such votes are cast, Approved Persons are Interested in such number of outstanding Ordinary Shares and/or TR Corporation Common Shares to which are attached, in the aggregate (after giving effect to the Equalization Ratio), the right to cast more than 35% but less than the Requisite Majority of all votes entitled to be cast on that Joint Electorate Action by all shareholders of the Company and TR Corporation (excluding the holder of the Special Voting Share and the holder of the TR Corporation Special Voting Share), to cast the greater of:
(i)	such number of votes as is equal to the sum of (x) the number of votes attached to all Voting Shares in which Acquiring Persons are Interested and (y) one vote; and

(ii)	such number of votes as will cause the votes attached to all Voting Shares in which Approved Persons are Interested, and which are cast in accordance with the relevant Terms of Approval, when combined with the votes entitled to be cast by the holder of the Reuters Founders Share, to constitute the Requisite Majority of all votes entitled to be cast on such resolution by all shareholders of the Company (including the holder of the Special Voting Share); and
(c)	if, at the time such votes are cast, Approved Persons are Interested in, and cast in accordance with the relevant Terms of Approval the votes attached to, such number of outstanding Ordinary Shares and/or TR Corporation Common Shares to which are attached, in the aggregate (after giving effect to the

Equalization Ratio), the right to cast at least the Requisite Majority of all votes entitled to be cast on that Joint Electorate Action by all shareholders of the Company and TR Corporation (excluding the holder of the Special Voting Share and the holder of the TR Corporation Special Voting Share), no right to cast any vote;
12.8.2	in relation to a resolution of the Company to approve a Class Rights Action:
(a)	if the Equivalent Resolution is approved by the requisite number (as determined in accordance with the TR Corporation Articles, the TR Corporation By-Laws and Applicable Laws) of the holders of TR Corporation Common Shares at the Parallel Shareholder Meeting, the rights:
(i)	if, at the time such votes are cast, there are no Approved Persons or Approved Persons are Interested in such number of outstanding Ordinary Shares to which are attached, in the aggregate, the right to cast not more than 35% of all votes entitled to be cast on such resolution by all shareholders of the Company (excluding the holder of the Special Voting Share), to cast such number of votes as would be sufficient to approve or defeat such resolution;

(ii)	if, at the time such votes are cast, Approved Persons are Interested in such number of outstanding Ordinary Shares to which are attached, in the aggregate, the right to cast more than 35% but less than the Requisite Majority of all votes entitled to be cast on such resolution by all shareholders of the Company (excluding the holder of the Special Voting Share), to cast the greater of:
(A)	such number of votes as is equal to the sum of (x) the number of votes attached to all Voting Shares in which Acquiring Persons are Interested and (y) one vote; and

(B)	such number of votes as will cause the votes attached to all Voting Shares in which Approved Persons are Interested, and which are cast in accordance with the relevant Terms of Approval, when combined with the votes entitled to be cast by the holder of the Reuters Founders Share, to constitute the Requisite Majority of all votes entitled to be cast on such resolution by all shareholders of the Company

(excluding the holder of the Special Voting Share); and
(iii)	if, at the time such votes are cast, Approved Persons are Interested in, and cast in accordance with the relevant Terms of Approval the votes attached to, such number of outstanding Ordinary Shares to which are attached, in the aggregate, the right to cast at least the Requisite Majority of all votes entitled to be cast on such resolution by all shareholders of the Company (excluding the holder of the Special Voting Share), no right to cast any vote;
(b)	if the Equivalent Resolution is not approved by the requisite number (as determined in accordance with the TR Corporation Articles, the TR Corporation By-Laws and Applicable Laws) of the holders of TR Corporation Common Shares at the Parallel Shareholder Meeting, no right to cast any vote;
12.8.3	in relation to a Procedural Resolution, the rights:
(a)	if, at the time such votes are cast, there are no Approved Persons or Approved Persons are Interested in such number of outstanding Ordinary Shares to which are attached, in the aggregate, the right to cast not more than 35% of all votes entitled to be cast on that Procedural Resolution by all shareholders of the Company (excluding the holder of the Special Voting Share), to cast such number of votes as would be sufficient to approve or defeat such Procedural Resolution;

(b)	if, at the time such votes are cast, Approved Persons are Interested in such number of outstanding Ordinary Shares to which are attached, in the aggregate, the right to cast more than 35% but less than the Requisite Majority of all votes entitled to be cast on that Procedural Resolution by all shareholders of the Company (excluding the holder of the Special Voting Share), to cast the greater of:
(i)	such number of votes as is equal to the sum of (x) the number of votes attached to all Voting Shares in which Acquiring Persons are Interested and (y) one vote; and

(ii)	such number of votes as will cause the votes attached to all Voting Shares in which Approved Persons are Interested, and which are cast in accordance with the relevant Terms of Approval, when combined with the votes entitled to be cast by the holder of the Reuters Founders Share, to constitute the Requisite Majority of all votes entitled to be cast on that Procedural Resolution by all shareholders of the Company (excluding the holder of the Special Voting Share); and
(c)	if, at the time such votes are cast, Approved Persons are Interested in, and cast in accordance with the relevant Terms of Approval the votes attached to, such number of outstanding Ordinary Shares to which are attached, in the aggregate, the right to cast at least the Requisite Majority of all votes entitled to be cast on that Procedural Resolution by all shareholders of the Company (excluding the holder of the Special Voting Share), no right to cast any vote; and
12.8.4	at any meeting of the holder of the Reuters Founders Share at which the holder of the Reuters Founders Share is entitled to vote separately as a class, the right to cast one vote.
12.9	Opinions of the holder of the Reuters Founders Share conclusive

Any opinion of the holder of the Reuters Founders Share, which is expressed in and for the purposes of any Reuters Founders Share Control Notice, or which is manifested by any Rescission Notice, shall be conclusive, final and binding on all Persons concerned, and the validity of any Reuters Founders Share Control Notice or of any Rescission Notice shall not be impeached by any Person on the ground that there was not any basis or any reasonable basis upon which the holder of the Reuters Founders Share could have arrived at any such opinion, or on the ground that any conclusion of fact which the holder of the Reuters Founders Share relied on or might have relied on in or for the purpose of arriving at any such opinion was incorrect, or on any other ground whatsoever.

12.10	Holder of the Reuters Founders Share may requisition general meetings other than annual general meetings

The holder of the Reuters Founders Share shall be entitled at any time and from time to time to serve upon the Company at the Office, a requisition in writing, signed on behalf of the holder of the Reuters Founders Share, requiring the Directors:
12.10.1	to convene a general meeting other than an annual general meeting of the Company for the purposes specified in such requisition (including proposing resolutions to be put to shareholders at the meeting in the form (if any) specified by the holder of the Reuters Founders Share in such requisition); and

12.10.2	to ensure that every copy of any notice by which a general meeting is convened pursuant to such requisition shall be accompanied by a copy of such statement in writing (if any) of not more than five thousand words as shall be attached to such requisition.

12.11	Directors to convene requisitioned meeting and circulate any statement of the holder of the Reuters Founders Share

In the event of any such requisition being served as aforesaid at the Office, the Directors shall, not later than the expiration of the period of seven days next following such service, duly convene a general meeting of the Company for the purposes specified in such requisition (and so that any general meeting shall be convened on such minimum period of notice as shall be sufficient, having regard to the purposes so specified and to the provisions of the Applicable Laws and of these Articles relative to notices of general meetings other than annual general meetings), and shall ensure that every copy of any notice by which such general meeting is convened shall be accompanied by a copy of such statement (if any) as shall have been attached to such requisition in accordance with the provisions of subparagraph 12.10.2. In this Article references to notice include the use of electronic form and electronic means and publication on a website in accordance with the CA 2006 and the Applicable Laws.

12.12	Holder of the Reuters Founders Share may convene meeting if Directors in default

If the Directors do not, before the expiration of the period of seven days next following the service at the Office of any such requisition as aforesaid, duly convene a general meeting in accordance with the provisions of paragraph 12.11 of this Article and otherwise comply in all respects with those provisions, the holder of the Reuters Founders Share shall be entitled at any time after such expiration to convene a general meeting of the Company for the purposes specified in such requisition, and so that:
12.12.1	any general meeting which is so convened by the holder of the Reuters Founders Share shall be convened in the same manner, as nearly as possible, in which general meetings of the Company are to be convened by the Directors pursuant to paragraph 12.11, but so that the requirement as to minimum notice referred to in paragraph 12.11 shall not apply; and

12.12.2	the holder of the Reuters Founders Share shall be entitled to procure that each copy of the notice by which any such general meeting is convened by the holder of the Reuters Founders Share shall be accompanied by a copy of such statement of not more than five thousand words as the holder of the Reuters Founders Share shall in its absolute discretion think fit, and so that the holder of the Reuters Founders Share shall have this entitlement whether or not such requisition had attached thereto, in accordance with paragraph 12.11, any copy of any statement.
In this Article references to notice include the use of electronic form and electronic means and publication on a website in accordance with the CA 2006 and the Applicable Laws.

12.13	Holder of the Reuters Founders Share may convene general meetings other than annual general meetings while Reuters Founders Share Control Notice in force

In addition and without prejudice to the rights conferred upon the holder of the Reuters Founders Share by the preceding paragraphs of this Article, so long as any Reuters Founders Share Control Notice which has been served at the Office pursuant to and in accordance with the provisions of paragraph 12.6 shall not have been rescinded by a Rescission Notice served at the Office pursuant to and in accordance with the provisions of paragraph 12.7, the holder of the Reuters Founders Share shall be entitled at any time and from time to time to convene a general meeting of the Company for such purposes as the holder of the Reuters Founders Share shall in its absolute discretion think fit, and shall also be entitled to cause every copy of any notice by which any general meeting is so convened to be accompanied by a copy of such statement in writing of not more than five thousand words as the holder of the Reuters Founders Share shall in its absolute discretion think fit. Any general meeting which is convened by the holder of the Reuters Founders Share pursuant to this paragraph 12.13 shall be convened in such manner, as nearly as possible, in which general meetings are to be convened by the Directors pursuant to paragraph 12.11, but so that the requirement as to minimum notice referred to in paragraph 12.11 shall not apply.

12.14	Holder of the Reuters Founders Share may receive notice of and attend and speak at general meetings

The holder of the Reuters Founders Share shall be entitled:
12.14.1	to receive notice of every general meeting of the Company, and of every separate general meeting of the holders of the shares of any class in the Company’s issued share capital; and

12.14.2	to attend, either by a representative appointed in accordance with section 323(1) of the CA 2006, or by any proxy, at any such general meeting or separate general meeting; and

12.14.3	through any such representative or proxy, to speak at any such general meeting or separate general meeting, but the holder of the Reuters Founders Share shall not, save as provided in Article 7 and paragraphs 12.1 to 12.9, be entitled to vote at any general meeting of the Company, and shall in no circumstances be entitled to vote at any such separate general meeting other than a separate general meeting of the holder of the Reuters Founders Share.
12.15	Consultation between Directors and Reuters Trustees

For so long as Reuters Founders Share Company is the holder of the Reuters Founders Share, the Directors may from time to time, in their sole and absolute discretion, invite the Reuters Trustees to attend meetings of the Directors and to confer with the Directors.
12.16	Reuters Trustees entitled to make representations to the Directors

The holder of the Reuters Founders Share shall be entitled to receive from or be sent by the Company periodical reports of the activities of the TR Group and to make such representations to the Directors, on matters of general interest affecting the TR Group, as it may from time to time think fit and Reuters Founders Share Company, for so long as it is the holder of the Reuters Founders Share, shall cause the Reuters Trustees to be generally available for consultation with the Directors.

12.17	Dividends

The holder of the Reuters Founders Share shall not have the right to receive any dividends declared by the Company.

12.18	Liquidation, dissolution and winding up

Subject to any provision made under section 247 of the CA 2006 and any special rights which may be attached to any other class of shares, the holder of the Reuters Founders Share shall have rights on a return of assets on a winding-up to be repaid rateably according to the number of shares held by it the amount paid up on such share.

12.19	No transfer of Reuters Founders Share

The holder of the Reuters Founders Share may not transfer the Reuters Founders Share without the prior approval of the Board of Directors, to be expressed either by a resolution passed at a meeting of the Board of Directors or by an instrument or instruments in writing signed by all of the Directors.

12.20	Consent of the holder of the Reuters Founders Share

For so long as Reuters Founders Share Company is the holder of the Reuters Founders Share, the written consent of the holder of the Reuters Founders Share shall be deemed to have been given for any of the purposes of these Articles if, and only if, a certificate signed on behalf of Reuters Founders Share Company by not less than two of the Reuters Trustees shall have been received at the Office confirming that a resolution giving the consent in question has been duly passed at a meeting of the Reuters Trustees (in their capacity as directors of Reuters Founders Share Company) or by a written resolution of the Reuters Trustees (in their capacity as directors of Reuters Founders Share Company) pursuant to the Articles of Association of Reuters Founders Share Company from time to time in force.

12.21	Notices and other communications

If the holder of the Reuters Founders Share is to give or to be given any notice pursuant to these Articles then, even if that notice is given in electronic form or by electronic means in accordance with the CA 2006, such notice must also be given in writing and be delivered personally and will be deemed delivered when the written notice would be deemed to be delivered to the holder of the Reuters Founders Share in accordance with paragraph 47.1.

13.	SHARE CERTIFICATES
13.1	Contents of share certificates

Every share certificate shall specify the number and class of shares to which it relates and the amount paid up thereon. No certificate shall be issued representing shares of more than one class. No certificate shall normally be issued in respect of shares held by a recognised clearing house or a nominee of a recognised clearing house or of a recognised investment exchange.

13.2	Certificates for Joint holders

In the case of a share held jointly by several persons the Company shall not be bound to issue more than one certificate therefor and delivery of a certificate to one of joint holders shall be sufficient delivery to all.

13.3	Entitlement of shareholders holding Certificated Shares to share certificates

Any person (subject as aforesaid) whose name is entered in the Register as a holder of any Certificated Shares of any one class upon the issue or transfer thereof shall be entitled without payment to a certificate therefor (in the case of issue) within one month (or such longer period as the terms of issue shall provide) after allotment of Certificated Shares or (in the case of a transfer of fully paid shares) within 14 days after lodgment of a transfer or (in the case of a transfer of partly paid shares) within two months after lodgment of a transfer of Certificated Shares.

13.4	Entitlement to balancing certificates

Where some only of the shares comprised in a share certificate are transferred the old certificate shall be cancelled and a new certificate for the balance of such Certificated Shares shall be issued in lieu without charge.

13.5	Entitlement to consolidating certificates

Any two or more certificates representing shares of any one class held by any shareholder may at his request be cancelled and a single new certificate for such Certificated Shares issued in lieu without charge.

13.6	Directors may issue split certificates

If any shareholder shall surrender for cancellation a share certificate representing shares held by him and shall request the Company to issue in lieu two or more share certificates representing such Certificated Shares in such proportions as he may specify, the Directors may, subject to the provisions of paragraphs 13.9 and 13.10 below, if they think fit, comply with such request.

13.7	Replacement of damaged, lost or stolen certificates

If a share certificate shall be damaged or defaced or alleged to have been lost, stolen or destroyed, a new certificate representing the same shares must be issued without charge (other than the exceptional out of pocket expenses (if any) referred to below) to the holder upon request subject to delivery up of the old certificate or (if alleged to have been lost, stolen or destroyed) upon compliance with such conditions as to evidence and indemnity and the payment of any exceptional out of pocket expenses of the Company in connection with the request as the Directors may think fit.

13.8	Requests for replacement certificates for joint holders

In the case of shares held jointly by several persons any such request may be made by any one of the joint holders.

13.9	Entitlement to certificate for shares changed to Certificated Shares

Subject to the Applicable Laws, these Articles and the requirements of the London Stock Exchange, where any Uncertificated Share is changed to certificated form, the holder (other than a recognised clearing house or a nominee of a recognised clearing house or of a recognised investment exchange referred to in paragraph 13.1) is entitled, unless the terms of issue of the shares provide otherwise, without charge, to one certificate in respect of all the Uncertificated Shares so changed to certificated form.

13.10	No entitlement to certificate in respect of Uncertificated Shares

The provisions of paragraphs 13.1 to 13.9 (inclusive) shall not apply so as to require the Company to issue to any person a certificate in respect of any share where such person holds such share in uncertificated form.

14.	CALLS ON SHARES

14.1	Directors may make calls for amounts unpaid on shares

The Directors may from time to time make calls upon the shareholders in respect of any moneys unpaid on their shares (whether on account of the nominal value of the shares or, when permitted, by way of premium) but subject always to the terms of issue of such shares. A call shall be deemed to have been made at the time when the resolution of the Directors authorising the call was passed and may be made payable by instalments.
14.2	Obligation to pay calls

Each shareholder shall (subject to receiving at least 14 clear days’ notice specifying the time or times and place of payment) pay to the Company at the time or times and place so specified the amount called on his shares. The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof. A call may be revoked or postponed as the Directors may determine.

14.3	Interest on unpaid calls

If a sum called in respect of a share is not paid before or on the day appointed for payment thereof, the person from whom the sum is due shall pay interest on the sum from the day appointed for payment thereof to the time of actual payment at such rate (not exceeding 15% per annum) as the Directors determine but the Directors shall be at liberty in any case or cases to waive payment of such interest wholly or in part.

14.4	Calls deemed to be made when so provided by terms of issue of shares

Any sum (whether on account of the nominal value of the share or by way of premium) which by the terms of issue of a share becomes payable upon allotment or at any fixed date shall for all the purposes of these Articles be deemed to be a call duly made and payable on the date on which by the terms of issue the same becomes payable. In case of non-payment all the relevant provisions of these Articles as to payment of interest and expenses, forfeiture or otherwise shall apply as if such sum had become payable by virtue of a call duly made and notified.

14.5	Directors’ discretion as to amounts and times of calls on issue of shares

The Directors may on the issue of shares differentiate between the holders as to the amount of calls to be paid and the times of payment.

14.6	Directors may accept and pay interest on moneys in advance of calls

The Directors may if they think fit receive from any shareholder willing to advance the same all or any part of the moneys (whether on account of the nominal value of the share or by way of premium) uncalled and unpaid upon the shares held by him and such payment in advance of calls shall extinguish to the extent of the payment the liability upon the shares in respect of which it is made and upon the money so received (until and to the extent that the same would but for such advance become payable) the Company may pay interest at such rate (not exceeding 15% per annum) as the shareholder paying such sum and the Directors may agree.

15.	FORFEITURE AND LIEN

15.1	Directors may serve payment notice in respect of unpaid calls

If a shareholder fails to pay in full any call or instalment of a call on the due date for payment thereof, the Directors may at any time thereafter serve a notice on him requiring payment of so much of the call or instalment as is unpaid together with any interest which may have accrued thereon and any expenses incurred by the Company by reason of such non-payment.

15.2	Notice to provide for forfeiture of shares

The notice shall name a further day (not being less than seven days from the date of service of the notice) on or before which and the place where the payment required by the notice is to be made, and shall state that in the event of non-payment in accordance therewith the shares on which the call has been made will be liable to be forfeited.

15.3	Forfeiture of shares

If the requirements of any such notice as aforesaid are not complied with, any share in respect of which such notice has been given may at any time thereafter, before payment of all calls and interest and expenses due in respect thereof has been made, be forfeited by a resolution of the Directors to that effect. Such forfeiture shall include all dividends declared in respect of the forfeited share and not actually paid before forfeiture. The Directors may accept a surrender of any share liable to be forfeited hereunder.

15.4	Forfeited or surrendered share the property of the Company

A share so forfeited or surrendered shall become the property of the Company and may be sold, re-allotted or otherwise disposed of either to the person who was before such forfeiture or surrender the holder thereof or entitled thereto or to any other person upon such terms and in such manner as the Directors shall think fit, and at any time before a sale, re-allotment or disposition the forfeiture or surrender may be cancelled on such terms as the Directors think fit. The Directors may, if necessary, authorise some person to transfer a forfeited or surrendered share to any such other person as aforesaid.

15.5	Ex-shareholder to remain liable for moneys unpaid on forfeited shares

A shareholder whose shares have been forfeited or surrendered shall cease to be a shareholder in respect of the shares but shall notwithstanding the forfeiture or surrender remain liable to pay the Company all moneys which at the date of forfeiture or surrender were presently payable by him to the Company in respect of the shares with interest thereon at 15% per annum (or such lower rate as the Directors may determine) from the date of forfeiture or surrender until such payment and the Directors may at their absolute discretion enforce payment without allowance for the value of the shares at the time of forfeiture or surrender or waive payment in whole or in part.
15.6	Company to have lien on shares not fully paid

The Company shall have a first and paramount lien on every share (not being a fully paid share) for all moneys (whether presently payable or not) called or payable at a fixed time in respect of such share. The Directors may waive any lien which has arisen and may resolve that any shares for some limited period be exempt wholly or partially from the provisions of this Article.

15.7	Company’s power of sale under lien

The Company may sell in such manner as the Directors think fit any share on which the Company has a lien, but no sale shall be made unless some sum in respect of which the lien exists is presently payable nor until the expiration of 14 clear days after a notice stating and demanding payment of the sum presently payable and giving notice of intention to sell in default shall have been given to the holder for the time being of the share or the person entitled thereto by reason of his death or bankruptcy.

15.8	Application of sale proceeds

The net proceeds of such sale after payment of the costs of such sale shall be applied in or towards payment or satisfaction of the debts or liabilities in respect whereof the lien exists so far as the same are then payable and any residue shall, upon surrender to the Company for cancellation of the certificate for the share sold or the provision of any indemnity (with or without security) required by the Directors as to any lost or destroyed certificate and subject to a like lien for debts or liabilities not presently payable as existed upon the share prior to the sale, be paid to the person entitled to the share at the time of the sale. For the purpose of giving effect to any such sale the Directors may authorise some person to transfer the share sold to, or in accordance with the directions of, the purchaser.

15.9	Title to shares sold under lien or after forfeiture

A statutory declaration in writing that the declarant is a Director or the Secretary of the Company and that a share has been duly forfeited or surrendered or sold to satisfy a lien of the Company on a date stated in the declaration shall be conclusive evidence of the facts therein stated as against all persons claiming to be entitled to the share. Such declaration and the receipt of the Company for the consideration (if any) given for the share on the sale, re-allotment or disposal thereof together with the share certificate delivered to a purchaser or allottee thereof shall (subject to the execution of a transfer if the same be required) constitute a good title to the share and the person to whom the share is sold, re-allotted or disposed of shall be registered as the holder of the share and shall not be bound to see to the application of the purchase money (if any) nor shall his title to the share be affected by any irregularity or invalidity in the proceedings relating to the forfeiture, surrender, sale, re-allotment or disposal of the share.
16.	TRANSFER OF SHARES

16.1	Requirements as to form of transfers of Certificated Shares

All transfers of Certificated Shares may be effected by transfer in writing in any usual or common form or in any other form acceptable to the Directors and may be under hand only. The instrument of transfer shall be signed by or on behalf of the transferor and (except in the case of fully paid shares) by or on behalf of the transferee.

16.2	Requirements as to transfers of Uncertificated Shares

A shareholder may transfer all or any of his Uncertificated Shares in the manner provided for in the rules and procedures of the Operator of the Relevant System and in accordance with and subject to the Uncertificated Securities Regulations.

16.3	Transferor to remain holder until transfer actually registered

The transferor of a share shall remain the holder of the share concerned until the name of the transferee is entered in the Register in respect thereof.

16.4	Directors may suspend registration of transfers

Subject to the Applicable Laws, the registration of transfers may be suspended at such times and for such periods as the Directors may from time to time determine and either generally or in respect of any class of shares, provided that the Company shall not close any Register relating to a Participating Security without the consent of the Operator of the Relevant System. The Register shall not be closed for more than 30 days in any year.

16.5	Directors may refuse to register certain renunciations and transfers of Certificated Shares

The Directors may refuse to register an allotment or a transfer of Certificated Shares (whether fully paid or not) in favour of more than four persons jointly. If the Directors refuse to register a renounceable letter of allotment or a transfer of a Certificated Share they shall within two months after the date on which the letter of allotment or transfer was lodged with the Company send to the allottee or transferee notice of the refusal.

16.6	Directors may refuse to register transfers of Certificated Shares of more than one class of share, unstamped transfers or transfers unaccompanied by proof of transferor’s title

The Directors may also decline to recognise any instrument of transfer in respect of Certificated Shares (which for the purposes of these Articles shall include a renunciation of a renounceable letter of allotment) unless the instrument of transfer is in respect of only one class of share, is duly stamped (if required) and is lodged at the Transfer Office accompanied by the relevant share certificate(s) (except in the case of a renunciation and as described below) and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer (and, if the instrument of transfer is executed by some other person on his behalf, the authority of that person so to do). In the case of a transfer by a recognised clearing house or a nominee of a recognised clearing house or of a recognised investment exchange the lodgment of share certificates will only be necessary if and to the extent that certificates have been issued in respect of the shares in question.

16.7	Registration of transfers of Uncertificated Shares

The Company shall register a transfer of title to any Uncertificated Share or any renounceable right of allotment of a share which is a Participating Security held in uncertificated form, but so that the Directors may refuse to register such a transfer in favour of more than four persons jointly or in any other circumstance permitted by the Uncertificated Securities Regulations.

16.8	Directors to notify refusals to register transfers of Uncertificated Shares

If the Directors refuse to register the transfer of an Uncertificated Share or of any renounceable right of allotment of a share which is a Participating Security held in uncertificated form the Company shall, within two months after the date on which the transfer instruction relating to such transfer was received by the Company, send notice of the refusal to the transferee.

16.9	Company may retain registered transfers

All instruments of transfer which are registered may be retained by the Company.

16.10	No fee for registration of transfers or related documents

No fee will be charged by the Company in respect of the registration of any instrument of transfer or probate or letters of administration or certificate of marriage or death or stop notice or power of attorney or other document or instruction relating to or affecting the title to any shares or otherwise for making any entry in the Register affecting the title to any shares.

16.11	Company may destroy documents after certain periods

The Company shall be entitled to destroy all instruments of transfer or other documents which have been registered or on the basis of which registration was made at any time after the expiration of six years from the date of registration thereof and all dividend mandates and notifications of change of address at any time after the expiration of two years from the date of recording thereof and all share certificates which have been cancelled at any time after the expiration of one year from the date of cancellation thereof and it shall conclusively be presumed in favour of the Company that every entry in the Register purporting to have been made on the basis of an instrument of transfer or other such document so destroyed was duly and properly made and every instrument of transfer so destroyed was a valid and effective instrument duly and properly registered and every share certificate so destroyed was a valid and effective certificate duly and properly cancelled and every other document hereinbefore mentioned so destroyed was a valid and effective document in accordance with the recorded particulars thereof in the books or records of the Company provided always that:
16.11.1	the provisions aforesaid shall apply only to the destruction of a document in good faith and without notice of any claim (regardless of the parties thereto) to which the document might be relevant;

16.11.2	nothing herein contained shall be construed as imposing upon the Company any liability in respect of the destruction of any such document earlier than as aforesaid or in any other circumstances which would not attach to the Company in the absence of this Article; and

16.11.3	references herein to the destruction of any document include references to disposal thereof in any manner.
17.	TRANSMISSION OF SHARES

17.1	Personal representatives of deceased holders entitled to shares but liabilities of estate continue

In case of the death of a shareholder, the survivors or survivor where the deceased was a joint holder, and the executors or administrators of the deceased where a sole or only surviving holder, shall be the only persons recognised by the Company as having any title to his Interest in the shares, but nothing in this Article shall release the estate of a deceased holder (whether sole or joint) from any liability in respect of any share held by him.

17.2	Registration of persons entitled to shares by operation of law

Any person becoming entitled to a share in consequence of the death or bankruptcy of a shareholder or otherwise by operation of law may (subject as hereinafter provided) upon supplying to the Company such evidence as the Directors may reasonably require to show his title to the share either be registered himself as holder of the share upon giving to the Company notice in writing of such desire of his or transfer such share to some other person.
17.3	Registration of other persons

If he elects to have another person registered, he shall:
17.3.1	in the case of a Certificated Share, execute an instrument of transfer of the Certificated Share to that person; or

17.3.2	in the case of an Uncertificated Share, either procure that instructions are given by means of the Relevant System to effect the transfer of such Uncertificated Share to that person in accordance with the Uncertificated Securities Regulations, or procure that the Uncertificated Share is changed to certificated form and execute an instrument of transfer of that Certificated Share to that person.
17.4	Limitations apply to such transfers

All the limitations, restrictions and provisions of these Articles relating to the right to transfer and the registration of transfers of shares shall be applicable to any such notice or transfer as aforesaid as if the death or bankruptcy of the shareholder had not occurred and the notice or transfer were a transfer executed or instruction given by such shareholder.

17.5	Entitlement to share rights pending registration of persons entitled to shares by operation of law

Save as otherwise provided by or in accordance with these Articles, a person becoming entitled to a share in consequence of the death or bankruptcy of a shareholder or otherwise by operation of law (upon supplying to the Company such evidence as the Directors may reasonably require to show his title to the share) shall be entitled to the same dividends and other advantages as those to which he would be entitled if he were the registered holder of the share except that he shall not be entitled in respect thereof (except with the authority of the Directors) to exercise any right conferred by shareholdership in relation to meetings of the Company until he shall have been registered as a shareholder in respect of the share.

18.	UNTRACED SHAREHOLDERS

18.1	Company may sell shares of untraced holders after certain periods

The Company shall be entitled to sell the shares of a shareholder or the shares to which a person is entitled by virtue of transmission on death or bankruptcy or otherwise by operation of law if and provided that:
18.1.1	during the period of 12 years prior to the date of the publication of the advertisements referred to in subparagraph 18.1.2 below (or, if published on different dates, the first thereof) no communication has been received by the Company from the shareholder or the person entitled by transmission and no cheque or warrant sent by the Company through the post in a pre-paid letter addressed to the shareholder or to the person entitled by transmission to the shares at his postal address on the Register or otherwise the last known postal address given by the shareholder or the person entitled by transmission to which cheques and warrants are to be sent has been cashed or no payment made by the Company by any other means permitted by these Articles has been claimed or accepted and at least three dividends in respect of the shares in question have become payable and no dividend in respect of those shares has been claimed;
18.1.2	the Company shall on expiry of the said period of 12 years have inserted advertisements in both a national daily newspaper and in a newspaper circulating in the area in which the last known postal address of the shareholder or the postal address at which service of notices may be effected in the manner authorised by these Articles is located giving notice of its intention to sell the said shares; and

18.1.3	during the said period of 12 years and the period of three months following the publication of the said advertisements the Company shall have received no communication from such shareholder or person.
18.2	Power of sale to extend to additional shares

In addition to the power of sale conferred by paragraph 18.1 above, if during the period of 12 years referred to in subparagraph 18.1.1 above or a further period ending on the date when all the requirements of subparagraphs 18.1.1 to 18.1.3 have been satisfied additional shares have been issued in right of those shares held at the beginning of, or previously so issued during, those periods and all the requirements of subparagraphs 18.1.1 to 18.1.3 have been satisfied in respect of the additional shares, the Company shall be entitled to sell the additional shares of the relevant shareholder or the relevant person entitled by transmission as the case may be.

18.3	Procedures for exercise of power of sale

To give effect to any such sale the Company may appoint any person to execute as transferor an instrument of transfer of Certificated Shares or, in respect of any Uncertificated Shares, the Directors may exercise any of the powers conferred on the Company by Article 9 to effect transfer of the shares, and such instrument or exercise of such powers (as the case may be) shall be as effective as if it had been executed or exercised by the registered holder of or person entitled by transmission to such shares, and the title of the transferee shall not be affected by any irregularity or invalidity in the proceedings relating thereto. The net proceeds of sale shall belong to the Company which shall be obliged to account to the former shareholder or other person previously entitled as aforesaid for an amount equal to such proceeds and shall enter the name of such former shareholder or other person in the books of the Company as a creditor for such amount which shall be a permanent debt of the Company. No trust shall be created in respect of the debt, no interest shall be payable in respect of the same and the Company shall not be required to account for any money earned on the net proceeds, which may be employed in the business of the Company or invested in such investments (other than shares of the Company or its parent undertaking, if any) as the Directors may from time to time think fit.
19.	TAKEOVER BIDS

19.1	Equivalent Treatment Principle
19.1.1	The Company shall not accept, approve or recommend, or propose publicly to approve or recommend, or enter into any agreement, arrangement or understanding with a third party related to, any takeover bid or similar transaction with respect to the Company’s Ordinary Shares unless such takeover bid or similar transaction constitutes a Qualifying Takeover Bid.

19.1.2	If at any time a Person offers to acquire or acquires one or more Ordinary Shares and/or TR Corporation Common Shares, or proposes a similar transaction or transaction, and, after giving effect to such acquisition or similar transaction or transactions, such Person would be Interested in or is Interested in or, as applicable, such Person would Beneficially Own or Beneficially Owns Ordinary Shares and/or TR Corporation Common Shares in an amount equal to or in excess of any of the Takeover Bid Thresholds (such offer or acquisition being a “Triggering Event”), the Company shall, subject to the Applicable Laws, take all actions within its control as are, in the view of the Board, necessary or appropriate to procure that such Person make a Qualifying Takeover Bid, including adopting a Shareholder Rights Plan and/or requesting that Governmental Agencies prohibit or otherwise prevent such offer or acquisition or similar transaction or transactions, unless:
(a)	either prior to or simultaneously with the Triggering Event, such Person makes a Qualifying Takeover Bid (and, in the event that such Qualifying Takeover Bid was made prior to the Triggering Event, such Qualifying Takeover Bid has not been withdrawn, abandoned or terminated prior to or simultaneously with the Triggering Event); or

(b)	the Triggering Event was a Permitted Bid Acquisition.
19.1.3	A Person in respect of whom the Company and TR Corporation are taking actions to procure a Qualifying Takeover Bid pursuant to subparagraph 19.1.2 shall be deemed to be acting in breach of these Articles.

19.1.4	This Article 19 does not apply to offers to acquire or acquisitions of Ordinary Shares or TR Corporation Common Shares, or similar proposals or transactions, by either the Company or TR Corporation or any of their respective Subsidiaries.

19.1.5	For avoidance of doubt, the provisions of this Article 19 shall not be interpreted to diminish, limit, restrict or otherwise affect in any way the right of the Board of Directors to make a recommendation to accept or reject any take-over bid or similar transaction that constitutes a Qualifying Take-Over Bid.
19.2	Qualifying Takeover Bids
19.2.1	In this Article 19:
(a)	“Beneficial Owner”, “Beneficial Ownership” and “Beneficially Own” have the meanings attributed thereto in the TR Corporation Articles (including but not limited to in Section 8.4 of the TR Corporation Articles);

(b)	"City Code” means the UK City Code on Takeovers and Mergers (as amended from time to time);

(c)	"Interest” means, in relation to Ordinary Shares, an interest in shares within the meaning of the City Code and the words “Interested in” and similar words have corresponding meanings;

(d)	"Permitted Bid Acquisition” means an offer to acquire or acquisition of outstanding Ordinary Shares and/or TR Corporation Common Shares or similar transaction made pursuant to an exemption from the takeover bid provisions of Applicable Laws, where the value of the consideration paid for any such Ordinary Shares and/or TR Corporation Shares acquired is not in excess of the respective market values thereof at the date of the acquisition;

(e)	"Qualifying Takeover Bid” means an offer or offers to acquire (by way of takeover bid or similar transaction) all of the outstanding Ordinary Shares and TR Corporation Common Shares: (i) which are made in compliance with Applicable Laws; and (ii) which (provided that compliance with the following is not inconsistent with Applicable Laws):
(i)	are made to all holders of Ordinary Shares and TR Corporation Common Shares;

(ii)	are undertaken with respect to the Ordinary Shares and TR Corporation Common Shares at or about the same time; and

(iii)	are equivalent (although not necessarily the same) in all material respects to the holders of Ordinary Shares, on the one hand, and the holders of TR Corporation Common Shares, on the other hand, including with respect to:
(A)	the consideration offered for such shares (taking into account exchange rates and the Equalization Ratio);

(B)	the information provided to such holders;

(C)	the time available to such holders to consider such offer; and

(D)	the conditions to which the offers are subject.
(f)	“Takeover Bid Thresholds” means, at any time:
(i)	Beneficial Ownership of 20% or more of the outstanding TR Corporation Common Shares;

(ii)	an Interest in 30% or more of the outstanding Ordinary Shares (taking into account Ordinary Shares in which Persons acting in concert (within the meaning of the City Code) are Interested); or

(iii)	an Interest in such number of outstanding Ordinary Shares and/or TR Corporation Common Shares (taking into account Ordinary Shares and/or TR Corporation Common Shares in which Persons acting in concert (within the meaning of the City Code) are Interested) to which are attached, in the aggregate (after giving effect to the Equalization Ratio), the right to cast 30% or more of all votes entitled to be cast on a Joint Electorate Action by all shareholders of the Company and TR Corporation (excluding the holder of the Special Voting Share and the holder of the TR Corporation Special Voting Share), in each case calculated in accordance with Applicable Laws governing takeover bids.

20.	GENERAL MEETINGS

20.1	Annual general meetings to be held

An annual general meeting shall be held once in every year, at such time (within a period of not more than six months beginning with the day following the Company’s accounting reference date) and place as may be determined by the Directors.

20.2	Directors to convene general meetings other than annual general meetings

The Directors may whenever they think fit, and shall on any requisition made in accordance with the Applicable Laws, proceed with proper expedition to convene a general meeting other than an annual general meeting.

21.	NOTICE OF GENERAL MEETINGS

21.1	Periods of notice for general meetings

An annual general meeting shall be called by 21 days’ notice in writing at the least, and all other general meetings shall be called by 14 days’ notice in writing at the least. In this Article references to written notice include the use of electronic form and electronic means and publication on a website in accordance with the CA 2006 and the Applicable Laws. The period of notice shall in each case be exclusive of the day on which it is served or in the case of an electronic form, the day it is received or deemed to be served or received and of the day on which the meeting is to be held and shall, subject as provided in paragraph 21.2, be given in the manner hereinafter mentioned to all shareholders other than such as are not under the provisions of these Articles entitled to receive such notices from the Company provided that a general meeting notwithstanding that it has been called by a shorter notice than that specified above shall be deemed to have been duly called if it is so agreed:
21.1.1	in the case of an annual general meeting by all the shareholders entitled to attend and vote thereat which for this purpose shall include the holder of the Reuters Founders Share; and

21.1.2	in the case of any other general meeting by a majority in number of the shareholders having a right to attend and vote thereat, being a majority together holding not less than 95% in nominal value of the shares giving that right, and by the holder of the Reuters Founders Share.
21.2	Determination of record date for serving notices of meetings

For the purposes of serving notices of meetings, whether under section 308 of the CA 2006 or any other enactment or under these Articles, the Directors may determine that persons entitled to receive such notices are those persons entered on the Register at the close of business on a day determined by the Directors, provided that, if the Company is a Participating Issuer, the day determined by the

Directors may not be more than 21 days before the day that the relevant notice of meeting is sent.
21.3	Accidental non-delivery of notice to or non-receipt of notice by any person (except to the holder of the Reuters Founders Share) not to invalidate proceedings at meeting
21.3.1	Accidental omission to give any notice to any shareholder, Director, auditor or member of a committee of the Board of Directors, non receipt of any notice or any error in a notice not affecting the substance thereof shall not invalidate any action taken at any meeting held pursuant to such notice.

21.3.2	Subparagraph 21.3.1 shall not apply if the person entitled to receive a notice is the holder of the Reuters Founders Share.
21.4	Contents of notices of general meetings

Every notice of a general meeting shall specify the principal meeting place and the satellite meeting places (if any) and the day and hour of the meeting and there shall appear with reasonable prominence in every such notice a statement that a shareholder entitled to attend and vote is entitled to appoint a proxy or proxies to attend and, on a poll, vote instead of him and that a proxy need not be a shareholder of the Company.

21.5	Notice of annual general meeting

In the case of an annual general meeting, the notice shall also specify the meeting as such.

21.6	Notices to identify general nature of business

Every notice of a general meeting shall specify the general nature of the business to be transacted at the meeting, and, if any resolution is to be proposed as a Special Resolution, the notice shall contain a statement to that effect.

21.7	Determination of record date for entitlement to attend and vote at general meetings

For the purposes of determining which persons are entitled to attend or vote at any general meeting, the notice may also specify a time (which shall not be more than 48 hours before the time fixed for the meeting) by which a person must be entered on the Register in order to have the right to attend or vote at the meeting. Changes to entries on the Register after the time so specified in the notice shall be disregarded in determining the rights of any person to so attend or vote.

21.8	Routine business of annual general meetings

Routine business shall mean and include any business transacted at an annual general meeting of the following classes:
21.8.1	declaring dividends;

21.8.2	receiving and/or adopting the accounts, the reports of the Directors and auditors and other documents required to be attached or annexed to the accounts;

21.8.3	appointing or re-appointing Directors to fill vacancies arising at the meeting;

21.8.4	re-appointing the retiring auditors (unless they were last appointed otherwise than by the Company in general meeting);

21.8.5	fixing the remuneration of the auditors or determining the manner in which such remuneration is to be fixed; and

21.8.6	granting, renewing or varying authority under section 80 of the CA 1985 or disapplying section 89 of the CA 1985.
22.	PROCEEDINGS AT GENERAL MEETINGS

22.1	Directors may attend and speak at general meetings

A Director is entitled to attend and speak at a general meeting and at a separate general meeting of the holders of a class of shares or debentures whether or not he is a shareholder.
22.2	Directors may make provision for persons (other than the holder of the Reuters Founders Share) to attend general meetings at satellite venues

The Directors may resolve to enable persons entitled to attend a general meeting (other than the representative or proxy of the holder of the Reuters Founders Share) to do so by attending at a satellite meeting place anywhere in the world and the shareholders present in person or by proxy at satellite meeting places shall be counted in the quorum for and entitled to vote at the meeting, and the meeting shall be duly constituted and its proceedings valid provided that (a) in the case of any general meeting falling within subparagraph 25.7.2, the holder of the Reuters Founders Share has given its prior written consent, and (b) the Chairman of the general meeting is satisfied that adequate facilities are available throughout the general meeting to ensure that shareholders attending at all the meeting places are able to (i) participate in the business for which the meeting has been convened, (ii) hear and see all persons present at and who speak (whether by the use of microphones, loudspeakers, audio-visual communications equipment or otherwise) in the principal meeting place, any satellite meeting place or elsewhere in accordance with paragraph 22.5 below, and (iii) be heard and seen by all other persons so present in the same way. The Chairman of the general meeting shall be present at, and the meeting shall be deemed to take place at, the principal meeting place.
22.3	Discretion of Chairman to interrupt or adjourn general meetings

If it appears to the Chairman of the general meeting that the facilities at the principal meeting place or any satellite meeting place have become inadequate for the purposes referred to in paragraph 22.2 above, then the Chairman may, without the consent of the meeting, interrupt or adjourn the general meeting for such time and/or to such other place as the Chairman of the general meeting may in his absolute discretion determine. All business conducted at that general meeting up to the time of such adjournment shall be valid.
22.4	Directors may arrange for persons to hear, see and speak at general meetings by audio-visual means

The Directors may make arrangements for persons entitled to attend a general meeting to be able to view and/or hear the proceedings of any general meeting and/or to speak at the meeting (whether by the use of microphones, loudspeakers, audio-visual communications equipment or otherwise), by attending a venue anywhere in the world not being a satellite meeting place and those attending any such venue shall not be regarded as present and shall not be entitled to vote at the meeting at or from that venue and the inability for any reason of any shareholder present in person or by proxy at such a venue to view and/or hear all or any of the proceedings of the meeting and/or to speak at the meeting shall not in any way affect the validity of such proceedings.
22.5	Validity of meetings if accommodation inadequate

If it appears to the Chairman of the general meeting that any principal meeting place or satellite meeting place specified in the notice convening the meeting is inadequate to accommodate all shareholders entitled and wishing to attend, the meeting shall be duly constituted and its proceedings valid if (a) in the case of any general meeting falling within subparagraph 25.7.2, any representative or proxy of the holder of the Reuters Founders Share is allowed to be present at the principal meeting place, and (b) the Chairman is satisfied that adequate facilities are available to ensure that any other shareholder who is unable to be accommodated is able to (i) participate in the business for which the meeting has been convened, (ii) hear and see all persons present at and who speak (whether by the use of microphones, loudspeakers, audio-visual communications equipment or otherwise), in the principal meeting place, any satellite meeting place or elsewhere in accordance with this paragraph 22.5, and (iii) be heard and seen by all other persons so present in the same way.

22.6	Rights of shareholders to take part in general meetings

For the purposes of this Article, the right for a shareholder to participate in the business of any general meeting shall include, without limitation, the right to speak, vote on any show of hands, vote on any poll, be represented by a proxy, and the right to have access to all documents which are required by the Applicable Laws and these Articles to be made available at the meeting.
22.7	Chairman’s power to adjourn in certain circumstances

Without prejudice to any other power which he may have under the provisions of these Articles or at common law, the Chairman of any general meeting may (without the consent of the meeting but, in the case of any general meeting falling within subparagraph 25.7.2, subject to the consent of any representative or proxy of the holder of the Reuters Founders Share) interrupt or adjourn a meeting if he is of the opinion that it has become necessary to do so in order to (i) secure the proper and orderly conduct of the meeting, or (ii) give all persons entitled to do so a reasonable opportunity of speaking and voting at the meeting, or (iii) ensure the proper disposal of the business of the meeting. Any such adjournment may be for such time as the Chairman of the meeting may in his absolute discretion determine, and the Chairman of the meeting shall have power to specify some other place for holding the meeting, notwithstanding that by reason of such adjournment some shareholders may be unable to be present at the adjourned meeting. Any such person may nevertheless execute a form of proxy for the adjourned meeting and if he shall do so and shall deliver the same to the Chairman of the adjourned meeting or to the Secretary of the Company, such proxy shall be valid notwithstanding that it is given at less notice than would otherwise be required under these Articles. In this Article references to notice include the use of electronic form and electronic means and publication on a website in accordance with the CA 2006 and the Applicable Laws.
22.8	Notice of adjournment not required

Save as hereinbefore expressly provided, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at any adjourned meeting.
22.9	Amendments to resolutions

If an amendment shall be proposed to any resolution under consideration but shall in good faith be ruled out of order by the Chairman of the meeting the proceedings on the substantive resolution shall not be invalidated by any error in such ruling. In the case of a resolution duly proposed as a Special Resolution no amendment thereto (other than a mere clerical amendment to correct a patent error) may in any event be considered or voted upon.

22.10	Arrangements for security of general meetings

The Directors and, at any general meeting, the Chairman may make any arrangement and impose any restriction they consider appropriate to ensure the security and orderly conduct of a general meeting including, without limitation, the searching of the personal property of persons attending the meeting and the restriction of items that may be taken into the meeting place. The Directors and, at any general meeting, the Chairman is entitled to refuse entry to a meeting to a person (other than any representative or proxy of the holder of the Reuters Founders Share) who refuses to comply with these arrangements or restrictions.
23.	VOTES OF SHAREHOLDERS

23.1	Votes on show of hands and on polls

Subject as otherwise provided by these Articles, at any general meeting of the Company:
23.1.1	on any show of hands every shareholder who is present in person or by proxy at such general meeting (other than the holder of the Reuters Founders Share) shall have one vote;

23.1.2	on any poll every holder of Ordinary Shares who is present in person or by proxy shall have one vote for every Ordinary Share of which he is the holder.
23.2	Votes of joint holders

In the case of joint holders of a share the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which the names stand in the Register in respect of the share.

23.3	Votes by receivers and others on behalf of shareholders suffering from mental disorder

Where in England or elsewhere a receiver or other person (by whatever name called) has been appointed by any court claiming jurisdiction in that behalf to exercise powers with respect to the property or affairs of any shareholder on the ground (however formulated) of mental disorder, the Directors may in their absolute discretion, upon or subject to production of such evidence of the appointment as the Directors may require, permit such receiver or other person on behalf of such shareholder to vote in person or by proxy at any general meeting or to exercise any other right conferred by shareholdership in relation to meetings of the Company.

23.4	No shareholders to vote if sums unpaid on shares

No shareholder shall, unless the Directors otherwise determine, be entitled in respect of shares held by him to vote at a general meeting or meeting of the holders of any class of shares of the Company either personally or by proxy or to exercise any other right conferred by shareholdership in relation to meetings of the Company or of the holders of any class of shares of the Company if any call or other sum presently payable by him to the Company in respect of such shares remains unpaid.
23.5	Direction Notices to shareholders and others not entitled to vote because in default under section 793

If any shareholder, or any other person appearing to be Interested in shares held by such shareholder, has been duly served with a notice under section 793 of the CA 2006 and is in default for the prescribed period in supplying to the Company the information thereby required, then the Directors may in their absolute discretion at any time thereafter by notice (a “Direction Notice”) to such shareholder direct that:
23.5.1	in respect of the shares in relation to which the default occurred (the “Default Shares”) the shareholder shall not be entitled to attend or vote (either in person or by proxy) at a general meeting or at a separate general meeting of the holders of a class of shares or on a poll;

23.5.2	where the Default Shares represent at least 0.25% of the class of shares concerned (excluding any shares of that class held as treasury shares), then the Direction Notice may additionally direct that any of the following shall be effected:
(a)	in respect of the Default Shares any dividend or other money which would otherwise be payable on such shares shall be retained by the Company without any liability to pay interest thereon when such money is finally paid to the shareholder and any shares issued in lieu of dividend be withheld by the Company;

(b)	no transfer of any Default Shares which are held in certificated form shall be registered unless the transfer is an approved transfer or:
(i)	the shareholder is not himself in default as regards supplying the information requested; and

(ii)	the transfer is of part only of the shareholder’s holding and when presented for registration is accompanied by a certificate from the shareholder in a form satisfactory to the Directors to the effect that after due and careful enquiry the shareholder is satisfied that no person in default as regards supplying such information is

Interested in any of the shares the subject of the transfer; and
(c)	if the Directors so determine, the Company shall be entitled to require the holder of any such Default Shares which are held in uncertificated form, by notice in writing to the holder concerned, to change his holding of uncertificated Default Shares to certificated form within such period as may be specified in the notice and require such holder to continue to hold such Default Shares in certificated form for so long as the default subsists. The Directors may also appoint any person to take such other steps, by instruction by means of a Relevant System or otherwise, in the name of the holder of such Default Shares, to effect conversion of such shares to certificated form and such steps shall be as effective as if they had been taken by the registered holder of the uncertificated Default Shares.
The Company shall send to each other person appearing to be Interested in the shares the subject of any Direction Notice a copy of the notice, but the failure or omission by the Company to do so shall not invalidate such notice.
23.6	Cesser of effect of Direction Notices

Any Direction Notice shall cease to have effect seven days after the earlier of:
23.6.1	receipt by the Company of notice of an approved transfer, but only in relation to the shares transferred; and

23.6.2	receipt by the Company, in a form satisfactory to the Directors, of all the information required by the section 793 notice.
23.7	Direction Notices and depositaries

Where any person appearing to be Interested in any shares has been served with a notice under section 793 of the CA 2006 and such shares are held by a recognised depositary, the provisions of this Article shall be deemed to apply only to those shares held by the recognised depositary in which such person appears to be Interested and references to default shares shall be construed accordingly.
23.8	Obligations of depositary under Direction Notice

Where the shareholder on whom a notice under section 793 of the CA 2006 has been served is a recognised depositary, the obligations of the recognised depositary acting in its capacity as such shall be limited to disclosing to the Company such information relating to any person appearing to be Interested in the shares held by it as has been recorded by the recognised depositary pursuant to the arrangements entered into by the Company or approved by the Directors pursuant to which it was appointed as a recognised depositary.
23.9	Interpretation of paragraphs 23.4 to 23.8

For the purposes of paragraphs 23.4 to 23.8:
23.9.1	a person shall be treated as appearing to be Interested in any shares if the shareholder holding such shares has given to the Company a notification under the said section 793 which either (a) names such person as being so Interested or (b) fails to establish the identities of those Interested in the shares and (after taking into account the said notification and any other relevant section 793 notification) the Company knows or has reasonable cause to believe that the person in question is or may be Interested in the shares;

23.9.2	the prescribed period in respect of any particular shareholder is 14 days from the date of service of the said notice under the said section 793;

23.9.3	a transfer of shares is an approved transfer if but only if:
(a)	it is a transfer of shares to an offeror by way or in pursuance of acceptance of a takeover offer (as defined in section 974 of the CA 2006); or

(b)	the Directors are satisfied that the transfer is made pursuant to a sale of the whole of the beneficial ownership of the shares to a party unconnected with the shareholder and with other persons appearing to be Interested in such shares; or

(c)	the transfer results from a sale made through an investment exchange recognised by the Financial Services Authority under Part XVIII of the Financial Services and Markets Act 2000 or any other stock exchange outside the United Kingdom on which the Company’s shares are normally traded;
23.9.4	a recognised depositary is an ADR Custodian or a trustee (acting in his capacity as such) of any employees’ share scheme established by the Company where such scheme has been approved by the Directors for the purposes of this Article.
23.10	Saving for Directors’ powers under section 794(1)

Nothing contained in this Article shall limit the power of the Directors under section 794(1) of the CA 2006.

23.11	Holder of the Reuters Founders Share may require Directors to serve notice under section 793 of the CA 2006 or a Direction Notice or to apply to Court under section 794(1) of the CA 2006

The holder of the Reuters Founders Share shall be entitled in its absolute discretion at any time and from time to time to serve or cause to be served upon the Company at the Office a requisition in writing requiring the Directors:
23.11.1	to serve in accordance with section 793 of the CA 2006 such notice or notices upon such person or respective persons as shall be specified in such requisition; and/or

23.11.2	to serve in accordance with paragraph 23.5 a Direction Notice or Notices upon such person or respective persons and applying such of the provisions of paragraph 23.5 as shall be specified in such requisition; and/or

23.11.3	to apply to the Court under section 794(1) of the CA 2006 for such order against such person or respective persons as shall be specified in such requisition, and the Directors shall be bound to comply with any such requisition as soon as practicable after service thereof as aforesaid.
23.12	Objections to admissibility of votes to be raised only at the relevant meeting – saving for votes of Reuters Founders Share

No objection shall be raised as to the admissibility of any vote except at the meeting or adjourned meeting at which the vote objected to is or may be given or tendered and every vote not disallowed at such meeting shall be valid for all purposes. Any such objection shall be referred to the Chairman of the meeting whose decision shall be final and conclusive save that no such decision shall be capable of prejudicing the effect of any valid exercise of any of the voting rights attached by these Articles to the Reuters Founders Share.

23.13	Votes on a poll may be given personally or by proxy

On a poll votes may be given either personally or by proxy and a person entitled to more than one vote need not use all his votes or cast all the votes he uses in the same way.

23.14	Proxy need not be a shareholder

A proxy need not be a shareholder of the Company.

23.15	Requirements as to form of appointment of proxy

The appointment of a proxy shall be in writing in any usual or common form or in any other form which the Directors may approve:
23.15.1	in the case of an individual shall be signed by the appointor or his attorney; and

23.15.2	in the case of a corporation shall be either executed under its common seal or signed on its behalf by an attorney or a duly authorised officer of the corporation, or in the case of the holder of the Reuters Founders Share may be signed by any one of the Reuters Trustees.
The signature on such appointment need not be witnessed. Where an appointment of a proxy is signed on behalf of the appointor by an attorney, the letter or power of attorney or a duly certified copy thereof must (failing previous registration with the Company) be lodged with the appointment of the proxy pursuant to the next following Article, failing which the Chairman of the meeting may treat the instrument as invalid. In this Article references to in writing include the use of electronic means subject to any terms and conditions decided on by the Directors.
23.16	Proxy may exercise a shareholder’s rights to attend, speak and vote

The appointment of a proxy shall be deemed to include the right to exercise all or any of the shareholder’s rights to attend and to speak and vote at a meeting of the Company. This includes the right to demand or join in demanding a poll.
23.17	Validity of votes by proxies

A vote cast by proxy shall not be invalidated by the previous death or insanity of the principal or by the revocation of the appointment of the proxy or of the authority under which the appointment was made provided that no intimation in writing of such death, insanity or revocation shall have been received by the Company at the Transfer Office at least one hour before the commencement of the meeting or (in the case of a poll taken other than at or on the same day as the meeting or adjourned meeting) the time appointed for the taking of a poll at which the vote is cast. In this Article references to in writing include the use of electronic form and electronic means subject to any terms and conditions decided on by the Directors.
23A	PROCEDURE FOR APPOINTMENT OF PROXY

23A.1	Lodgement of instruments of proxy other than by electronic communication

Save as otherwise provided in Article 25.5, an appointment of a proxy which is not contained in an electronic communication must be left at such place or one of such places (if any) as may be specified for that purpose in or by way of note to or in any document accompanying the notice convening the meeting (or, if no place is so specified, at the Transfer Office) not less than forty eight hours before the time appointed for the holding of the meeting or adjourned meeting or (in the case of a poll taken otherwise than at or on the same day as the meeting or adjourned meeting) for the taking of the poll at which it is to be used, and in default shall not be treated as valid.

23A.2	Lodgement of instruments of proxy by electronic communication

Save as otherwise provided in Article 25.5, an instrument of proxy which is contained in an electronic communication must be received at an address specified for the purpose of receiving electronic communications in the notice of the meeting or in the appointment of a proxy itself not less than forty eight hours before the time appointed for the holding of the meeting or adjourned meeting (in the case of a poll taken otherwise than at or on the same day as the meeting or adjourned meeting) for the taking of the poll at which it is to be used, and in default shall not be treated as valid.

23A.3	Validity of proxy appointments for multiple meetings

Any appointment of proxy made pursuant to Article 23.15 and lodged in accordance with Article 23A.1 or Article 23A.2 (as applicable) shall, unless the contrary is stated thereon, be valid as well for any adjournment of the meeting to which it relates. Provided that an appointment of a proxy relating to more than one meeting (including any adjournment thereof) having once been so delivered or, in the case of an electronic communication, when it is received for the purposes of any subsequent meeting to which it relates. When two or more valid but differing instruments of proxy are delivered or received for the same share for use at the same meeting, the one which is last validly delivered or received (regardless of its date or the date of its execution) shall be treated as replacing or revoking the other or others as regards that share. The appointment of a proxy does not prevent a member attending and voting in person at the meeting or an adjournment of the meeting or on a poll in which case no proxy shall be entitled to attend and vote in place of that member.
24.	CORPORATION ACTING BY REPRESENTATIVES

24.1	Requirements for appointment of representative by corporation

Any corporation which is a shareholder of the Company may, by resolution of its directors or other governing body authorise any person or persons as it thinks fit to act as its representative or representatives at any meeting of the Company or of any class of shareholders of the Company. A Director, the Secretary or other person authorised for the purpose by the Secretary may require the representative to produce a certified copy of the resolution of authorisation before permitting him to exercise his powers.
24.2	Representatives of Reuters Founders Share Company

A person who in accordance with the Articles of Association of Reuters Founders Share Company from time to time in force is deemed to be such a representative as aforesaid shall be treated as such for the purposes of these Articles.
25.	MEETINGS OF SHAREHOLDERS

25.1	Notice with respect to Joint Electorate Action or Class Rights Action

If the Company proposes to undertake a Joint Electorate Action or a Class Rights Action, the Company shall immediately give notice to TR Corporation and the holder of the TR Corporation Special Voting Share of the nature of the Joint Electorate Action or the Class Rights Action it proposes to take. Unless such action is proposed to be taken at an annual meeting of shareholders, the Board of Directors shall convene a special meeting of shareholders for the purpose of considering a resolution to approve such Joint Electorate Action or Class Rights Action. Such meeting shall be held as close in time as practicable to the Parallel Shareholder Meeting.
25.2	Manner of voting

Any resolution to be considered at a meeting of shareholders in relation to which the holder of the Special Voting Share or the holder of the Reuters Founders Share is entitled to vote shall be decided by ballot. Voting at any meeting of shareholders shall otherwise be by show of hands except where a ballot is required by the Chairman of the meeting, a shareholder or proxyholder entitled to vote at the meeting or the holder of the Reuters Founders Share, or by the CA 1985 or CA 2006. In the case of a ballot on a resolution on which the holder of the Special Voting Share and/or the holder of the Reuters Founders Share is entitled to vote, the ballot shall be kept open for such time as is necessary to allow the Parallel Shareholder Meeting to be held and for the voting rights attaching to the Special Voting Share and/or the Reuters Founders Share, respectively, to be determined and exercised on such ballot, although such ballot may be declared closed earlier by the Chairman of the meeting in respect of shares of other classes. The Chairman of the meeting shall direct the procedures for voting by ballot.
25.3	Withdrawal of demand for poll

A demand for a poll may be withdrawn only with the approval of the general meeting. Unless a poll is duly demanded, or is required to be taken, a declaration by the Chairman of the meeting that a resolution has been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the minute book, shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded for or against such resolution. If a poll is duly demanded, or is required to be taken, it shall be taken in such manner (including the use of ballot or other voting papers or tickets) as the Chairman of the meeting may direct, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was so demanded or required to be taken. The Chairman of the meeting may (and if so directed by the meeting shall) appoint scrutineers and may adjourn the meeting to a place and time fixed by him for the purpose of declaring the result of the poll.

25.4	Procedure for polls

A poll which is duly demanded (or which is required to be taken) on the choice of a Chairman or on a question of adjournment shall be taken forthwith. A poll which is duly demanded (or which is required to be taken) on any other question shall be taken either immediately or at such subsequent time (not being more than 30 days from the date of the meeting) and place as the Chairman may direct. No notice need be given of a poll not taken immediately. The fact that a poll shall have been duly demanded (or shall be required to be taken) on any question (other than on the choice of a Chairman or an adjournment) shall not prevent the continuance of the meeting for the transaction of any business other than that question.

25.5	Voting by proxy

A proxy deposited by the holder of the Special Voting Share or the holder of the Reuters Founders Share will be valid if it is received by or delivered to the Chairman of the meeting before the close of the ballot to which it relates.

25.6	Objections to validity of votes

No objection shall be raised as to the validity of any vote at any meeting of shareholders except at the meeting or adjourned meeting at which the vote objected to is or may be given or tendered and every vote not disallowed at such meeting shall be valid for all purposes. Any such objection shall be referred to the Chairman of the meeting whose decision shall be final and conclusive save that no such decision shall be capable of prejudicing the effect of any valid exercise of any of the voting rights attaching to the Reuters Founders Share.

25.7	Quorum

A quorum for the transaction of business at a meeting of shareholders shall be either two qualifying persons entitled to vote (unless (i) each is a qualifying person only because he is authorised to act as the representative of a corporation in relation to the meeting, and they are representatives of the same corporation; or (ii) each is a qualifying person only because he is appointed as proxy of a shareholder in relation to the meeting, and they are proxies of the same shareholder) or the holder of the Reuters Founders Share provided that:
25.7.1	at any meeting the business of which includes the consideration of any resolution on which the holder of the Special Voting Share is entitled to vote, a quorum shall not be present for any purpose unless the holder of the Special Voting Share is present in person or by proxy or is represented by a duly authorised representative; and

25.7.2	at any meeting the business of which includes the consideration of any resolution on which the holder of the Reuters Founders Share is entitled to vote, a quorum shall not be present for any purpose unless the holder of the Reuters Founders Share is present in person or by proxy or is represented by a duly authorised representative.
For the purposes of the above a “qualifying person” means (i) an individual who is a shareholder of the Company; (ii) a person authorised to act as the representative of a corporation in relation to the meeting; or (iii) a person appointed as proxy of a shareholder in relation to the meeting.

25.8	Meetings where no quorum present

If within five minutes from the time appointed for a general meeting (or such longer interval as the Chairman of the meeting may think fit to allow) a quorum is not present, the general meeting, if convened pursuant to any of the provisions of section 303 of the CA 2006 or of paragraphs 12.10 to 12.13, shall be dissolved. In any other case it shall stand adjourned to such other day and such time and such principal meeting place and satellite meeting places as may have been specified for the purpose in the notice convening the general meeting or (if not so specified) as the Chairman of the general meeting may determine and in the latter case not less than seven days’ notice of the adjourned meeting shall be given, subject always to the provisions of paragraph 21.2, in like manner as in the case of the original meeting. At any such adjourned meeting all of the provisions of paragraph 25.7 shall apply as though every reference in that paragraph to a general meeting included a reference to any such adjourned meeting. In this paragraph references to notice include the use of electronic form and electronic means and publication on a website in accordance with the CA 2006 and the Applicable Laws.

25.9	Scrutineers

The Chairman at any meeting of shareholders may appoint one or more persons, who need not be shareholders, to act as scrutineer or scrutineers at the meeting.

25.10	Adjournment of meetings

The Chairman of any meeting of shareholders may, with the consent of the meeting and subject to such conditions as the meeting may decide, and shall, if so directed by the holder of the Reuters Founders Share, adjourn the meeting from time to time and from place to place or for an indefinite period, provided that in the case of any meeting falling within the proviso in subparagraph 25.7.2 any such adjournment will be subject to the consent of the holder of the Reuters Founders Share. Any business may be brought before or dealt with at any adjourned meeting which might have been brought before or dealt with at the original meeting. The Company shall give notice to TR Corporation as soon as possible of an adjournment and of the business to be transacted at an adjourned meeting.

25.11	Actions for shareholder approval
25.11.1	All actions put to shareholders of the Company, except for Class Rights Actions or Procedural Resolutions, will be Joint Electorate Actions.

25.11.2	No resolution of the Company with respect to a Joint Electorate Action or a Class Rights Action shall be approved unless a Parallel Shareholder Meeting is held at which an Equivalent Resolution in respect of such Joint Electorate Action or Class Rights Action is approved in accordance with 25.12.2 below.
25.12	Procedure for approval of Joint Electorate Actions and Class Rights Actions

A Joint Electorate Action or a Class Rights Action shall require approval by both:

25.12.1	an Ordinary Resolution of the Company (or, if these Articles or Applicable Laws require such Joint Electorate Action or Class Rights Action to be approved by a Special Resolution of the Company, by a Special Resolution); and

25.12.2	an ordinary resolution of TR Corporation (or, if the TR Corporation Articles, the TR Corporation By-Laws, the Equalization and Governance Agreement or Applicable Laws require such Joint Electorate Action or Class Rights Action to be approved by a special resolution of TR Corporation, by a special resolution).
25.13	Co-ordination with TR Corporation

If TR Corporation proposes to take a Joint Electorate Action or a Class Rights Action:

25.13.1	the Board of Directors shall (unless such action is proposed for an annual meeting of shareholders of the Company) convene a special meeting of shareholders as close in time as practicable to the TR Corporation shareholders meeting at which such Joint Electorate Action or Class Rights Action is to be proposed;

25.13.2	the Board of Directors shall propose for consideration at such meeting an Equivalent Resolution in respect of such Joint Electorate Action or Class Rights Action;

25.13.3	the Board of Directors shall submit such Equivalent Resolution to shareholders as an Ordinary Resolution (or, if these Articles or Applicable Laws require the action to be approved by a Special Resolution of the Company, by a Special Resolution); and

25.13.4	the Company shall co-operate fully with TR Corporation in preparing resolutions, information circulars or statements, explanatory memoranda or any other information or material required in connection with the proposed Joint Electorate Action or Class Rights Action.
25.14	Discretionary matters

The Board of Directors may, by agreement with the TR Corporation Board and subject to Applicable Laws:
25.14.1	decide to seek the approval by Ordinary Resolution of the shareholders (or any class of shareholders) of either or both of the Company and TR Corporation for any matter that would not otherwise require such approval; or

25.14.2	specify a higher vote threshold for any resolution than would otherwise be required pursuant to these Articles.
26.	FINANCIAL YEAR

Until changed by the Board of Directors, the financial year of the Company shall end on the last day of December in each year.
27.	MANAGEMENT OF THE COMPANY

27.1	Constitution of the Board of Directors
27.1.1	The Board of Directors shall consist of no less than five and no more than 20 members. Within the said minimum and maximum, the number of Directors shall be set forth by resolution of the Board of Directors.

27.1.2	Each Director shall also consent to serve, and be properly elected or appointed, as a director of TR Corporation in order to qualify to serve as a Director. A Director shall cease to hold office when he or she ceases to be a Director of TR Corporation.
27.2	Management generally
27.2.1	The Directors shall manage or supervise the management of the business and affairs of the Company.

27.2.2	Except to the extent prohibited or restricted by Applicable Laws, but without prejudice to any indemnity to which a Director, former Director, officer or other person may otherwise be entitled, the Board of Directors may grant indemnities to Directors, former Directors, officers and other persons (including directors, former directors, officers and employees of TR Corporation and its Subsidiaries) and make loans to such persons to fund their defence of claims and proceedings initiated or threatened against them.

27.2.3	The Company may purchase and maintain insurance for the benefit of any individual referred to in subparagraph 27.2.2 to the extent permitted by Applicable Laws.
27.3	No share qualification — Directors may attend and speak at general meetings

A Director shall not be required to hold any shares of the Company by way of qualification. A Director who is not a shareholder of the Company shall nevertheless be entitled to attend and speak at general meetings.

27.4	Powers to give pensions to Directors

The Directors shall have power to pay and agree to pay pensions or other retirement, superannuation, death or disability benefits to (or to any person in respect of) any Director or ex-Director and for the purpose of providing any such pensions or other benefits to contribute to any scheme or fund or to pay premiums.

27.5	Appointment to any executive office not to cease with Directorship unless contract so provides

The appointment of any Director to any executive office shall not automatically determine if he ceases from any cause to be a Director, unless the contract or resolution under which he holds office shall expressly state otherwise, in which event such determination shall be without prejudice to any claim for damages for breach of any contract of service between him and the Company.

28.	APPOINTMENT, RETIREMENT AND REMOVAL OF DIRECTORS

28.1	Vacation of office as Director

The office of a Director shall be vacated in any of the following events, namely:
28.1.1	if prohibited from acting by law:

If he shall become prohibited by law from acting as a Director;

28.1.2	on resignation:

If he shall resign by writing under his hand left at the Office or if he shall in writing offer to resign and the Directors shall resolve to accept such offer;

28.1.3	on insolvency:

If he shall have a receiving order made against him or shall compound with his creditors generally or shall apply to the court for an interim order under section 253 of the Insolvency Act 1986 in connection with a voluntary arrangement under that Act; and/or

28.1.4	as a consequence of mental disorder:

If in England or elsewhere an order shall be made by any court claiming jurisdiction in that behalf on the ground (however formulated) of mental disorder for his detention or for the appointment of a guardian or for the appointment of a receiver or other person (by whatever name called) to exercise powers with respect to his property or affairs.
In this Article references to notice and to in writing include the use of electronic form and electronic means subject to any terms and conditions decided on by the Directors.

28.2	Appointment of Directors by Company

The Company at the meeting at which a Director retires under any provision of these Articles may by Ordinary Resolution fill the office being vacated by electing thereto the retiring Director or some other person eligible for appointment. In default the retiring Director shall be deemed to have been re-elected except in any of the following cases:
28.2.1	where at such meeting it is expressly resolved not to fill such office or a resolution for the re-election of such Director is put to the meeting and lost;

28.2.2	where such Director has given notice in writing to the Company that he is unwilling to be re-elected;

28.2.3	where the default is due to the moving of a resolution in contravention of the next following Article, the retirement shall not have effect until the conclusion of the meeting except where a resolution is passed to elect some other person in the place of the retiring Director or a resolution for his re-election is put to the meeting and lost and accordingly a retiring Director who is re-elected or deemed to have been re-elected will continue in office without a break.

In this Article references to notice and to in writing include the use of electronic form and electronic means subject to any terms and conditions decided on by the Directors.

28.3	Resolutions to appoint two or more Directors to be subject to consent of general meeting

A resolution for the appointment of two or more persons as Directors by a single resolution shall not be moved at any general meeting unless a resolution that it shall be so moved has first been agreed to by the meeting without any vote being given against it, and any resolution moved in contravention of this Article shall be void.

28.4	Company and Directors may fill casual vacancies and appoint additional Directors

Subject to the maximum numbers of Directors and of Directors who may hold an executive office fixed by or in accordance with these Articles:
28.4.1	the Company may by Ordinary Resolution appoint any person to be a Director either to fill a casual vacancy or as an additional Director; and

28.4.2	without prejudice to subparagraph 28.4.1 the Directors may at any time appoint any person to be a Director either to fill a casual vacancy or as an additional Director.
Any person so appointed by the Directors shall hold office only until the next annual general meeting and shall then be eligible for re-election.

29.	MANAGEMENT IN RELATION TO THE EQUALIZATION AND GOVERNANCE AGREEMENT

The Company having entered into the Equalization and Governance Agreement, the Special Voting Share Agreement and the Cross-Guarantees, the Directors, subject to Applicable Laws:
29.1	are authorised and directed to carry into effect the provisions of the Equalization and Governance Agreement, the Special Voting Share Agreement and the Cross-Guarantees and any further or other agreements or arrangements contemplated by the Equalization and Governance Agreement, the Special Voting Share Agreement and the Cross-Guarantees; and

29.2	may, in addition to their duties to the Company, have regard to, and take into account in the exercise of their powers, the best interests of TR Corporation and of both the holders of Ordinary Shares and the holders of TR Corporation Common Shares, and nothing done by any Director in good faith pursuant to such authority and obligations shall constitute a breach of the fiduciary duties of such Director to the Company or to its shareholders (including any duty to avoid conflicts of interest). In particular, and without limitation to the generality of the foregoing (i) the Directors are authorised to provide TR Corporation and any officer, employee or agent of TR Corporation with any information relating to the Company; and (ii) subject to the terms of the Equalization and Governance Agreement, the Directors are authorised to do all or any of the matters referred to in subparagraphs A(ii) and (iii) of clause 4 of the Memorandum of Association.

30.	OBSERVANCE OF REUTERS TRUST PRINCIPLES

The Directors shall, in the performance of their duties, have due regard to the following principles (collectively the “Reuters Trust Principles”) insofar as by the proper exercise of their powers as Directors (including the proper exercise of all such powers as they may have to control the affairs of all Subsidiaries of the Company) and in accordance with their other duties as Directors the Reuters Trust Principles are capable of being observed by the Directors:
30.1	that the TR Group shall at no time pass into the hands of any one interest, group or faction;

30.2	that the integrity, independence and freedom from bias of the TR Group shall at all times be fully preserved;

30.3	that the TR Group shall supply unbiased and reliable news services to newspapers, news agencies, broadcasters and other media subscribers and to businesses, governments, institutions, individuals, and others with whom the TR Group has or may have contracts;

30.4	that the TR Group shall pay due regard to the many interests which it serves in addition to those of the media; and

30.5	that no effort shall be spared to expand, develop and adapt the news and other services and products of the TR Group so as to maintain its leading position in the international news and information business.
31.	MEETINGS OF THE BOARD OF DIRECTORS

31.1	Quorum

Two Directors, or such greater number of Directors as the Board of Directors may from time to time determine, shall constitute a quorum for the transaction of business at any meeting of the Board of Directors.

31.2	Calling of meetings

Meetings of the Board of Directors shall be held at such time and place as the Chairman, a Deputy Chairman, any two Directors or the President may determine and the Secretary shall on the requisition of the Chairman, a Deputy Chairman, any two Directors or the President call a meeting of the Directors. No meeting of the Board of Directors need be held within the United Kingdom in any financial year.

31.3	Notice of meetings

Notice of the time and place of each meeting of the Board of Directors shall be given to each Director not less than 12 hours before the time of the meeting, provided that the first meeting immediately following a meeting of shareholders at which Directors are elected may be held without notice if a quorum is present. Notices shall be deemed to have been duly given for this purpose if mailed, telephoned, or sent by electronic or other communications facilities. Any Director may waive notice of any meeting and any such waiver may be retroactive. In this Article references to notice include the use of electronic form and electronic means and publication on a website in accordance with the CA 2006 and the Applicable Laws.

31.4	Chairman

The Chairman, or in the absence of the Chairman, a Deputy Chairman, or in the absence of a Deputy Chairman, a Director chosen by the Directors at the meeting, shall be Chairman of any meeting of Board of Directors.

31.5	Voting at meetings

At meetings of the Board of Directors each Director shall have one vote and questions shall be decided by a majority of votes.

31.6	Resolutions of Directors in writing

A resolution in writing of the Directors shall be as valid and effectual as if it had been passed at a meeting of Directors duly convened and held where the resolution is signed or approved by all the Directors, in which case the resolution shall have effect at the time and date when the resolution is last signed or approved by a Director.

31.7	Form of written resolutions

Such a written resolution may consist of several documents in like form, each signed by one or more Directors, and/or may be approved by one or more Directors by one or more telex, facsimile or electronic mail messages sent to the Secretary by them or at their request and specifically identifying the resolution seen and approved by them.

31.8	Resolutions in writing by committees

This Article shall also apply to resolutions in writing of a committee of the Directors in which case each reference in this Article to a Director or Directors should be read as a reference to a member or members of the committee and each reference in this Article to a meeting or meetings of the Directors should be read as a reference to a meeting or meetings of the committee.

31.9	Communications through electronic means

In this Article references to in writing include the use of communications in electronic form and through electronic means subject to any terms and conditions decided on by the Directors.

31.10	Remuneration and expenses

The Directors shall be paid such remuneration for their services as the Board of Directors may from time to time determine. The Directors shall also be entitled to be reimbursed for travelling and other expenses properly incurred by them in attending meetings of the Board of Directors, any committee thereof or the shareholders or otherwise in the performance of their duties as Directors.

31.11	Directors may delegate to committees

The Directors may delegate any of their powers or discretions to committees consisting of one or more Directors and/or officers of the Company. Any committee so formed shall in the exercise of the powers so delegated conform to any regulations which may from time to time be imposed by the Directors.

31.12	Meetings and proceedings of committees

The meetings and proceedings of any such committee consisting of two or more members shall be governed by the provisions of these Articles regulating the meetings and proceedings of the Directors, so far as the same are not superseded by any regulations made by the Directors under paragraph 31.11. To the extent that any such power or discretion is so delegated any reference in these Articles to the exercise by the Directors of such power or discretion shall be read and construed as if it were a reference to such committee.

31.13	Validity of acts of Directors or committees

All acts done by any meeting of Directors, or of any such committee, or by any person acting as a Director or as a member of any such committee, shall as regards all persons dealing in good faith with the Company, notwithstanding that there was some defect in the appointment of any of the persons acting as aforesaid, or that any such persons were disqualified or had vacated office, or were not entitled to vote, be as valid as if every such person had been duly appointed and was qualified and had continued to be a Director or member of the committee and had been entitled to vote.

31.14	Participation in meetings by audio-visual means

A Director may participate in a meeting of the Board of Directors or a committee of the Board of Directors through the medium of conference telephone, video conferencing or similar form of communication equipment if all persons participating in the meeting are able to hear and speak to each other throughout the meeting. A person participating in this way is deemed to be present in person at the meeting and is counted in a quorum and entitled to vote. Subject to the Applicable Laws, all business transacted in this way by the Board of Directors or a committee of the Board of Directors is for the purposes of these Articles deemed to be validly and effectively transacted at a meeting of the Board of Directors or a committee of the Board of Directors although fewer than two Directors are physically present at the same place. The meeting is deemed to take place where the largest group of those participating is assembled or, if there is no such group, where the Chairman of the meeting then is.

32.	DIRECTORS’ INTERESTS

32.1	Directors may be interested in contracts with the Company and in companies party to such contracts

A Director may be party to or in any way interested in any contract or arrangement or transaction to which the Company is a party or in which the Company is in any way interested and he may hold and be remunerated in respect of any office or place of profit (other than the office of auditor of the Company or any subsidiary undertaking thereof) under the Company or any other company in which the Company is in any way interested and he (or any firm of which he is a shareholder) may act in a professional capacity for the Company or any such other company and be remunerated therefor and in any such case as aforesaid (save as otherwise agreed) he may retain for his own absolute use and benefit all profits and advantages accruing to him thereunder or in consequence thereof.

32.2	Directors’ interests in contracts — general prohibition on voting

Save as herein provided, a Director shall not vote in respect of any contract or arrangement or any other proposal whatsoever in which he has an interest which is, to his knowledge, a material interest, otherwise than by virtue of his interests in shares or debentures or other securities of or otherwise in or through the Company.

32.3	Exceptions to prohibition on voting

Subject to the provisions of the Applicable Laws, a Director shall (in the absence of some other material interest than is indicated below) be entitled to vote in respect of any resolution concerning any of the following matters, namely:
32.3.1	the giving of any guarantee, security or indemnity (including loans made in connection therewith) to him in respect of money lent or obligations incurred by him or any other person at the request of or for the benefit of the Company or any of its subsidiary undertakings;

32.3.2	the giving of any guarantee, security or indemnity to a third party in respect of a debt or obligation of the Company or any of its subsidiary undertakings for which he himself has assumed responsibility in whole or in part under a guarantee or indemnity or by the giving of security;

32.3.3	any proposal concerning an offer of shares or debentures or other securities of or by the Company or any of its subsidiary undertakings for subscription or purchase in which offer he is or may be entitled to participate as a holder of securities or is to be interested as a participant in the underwriting or sub-underwriting thereof;

32.3.4	any proposal concerning any other company in which he is interested, directly or indirectly and whether as an officer or shareholder or otherwise howsoever, provided that he does not to his knowledge hold an Interest in shares representing 1% or more of the issued shares of any class of such company (excluding any shares of that class held as treasury shares) (or of any third company through which his Interest is derived) or of the voting rights available to members of the relevant company (any such Interest being deemed for the purpose of this Article 32 to be a material interest in all circumstances);

32.3.5	any proposal concerning the adoption, modification or operation of any pension, superannuation or similar scheme or retirement, death or disability benefits scheme or employees’ share scheme which has been approved by H.M. Revenue & Customs or is conditional upon such approval or does not award him any privilege or benefit not awarded to the employees to whom such scheme relates; and/or

32.3.6	any proposal concerning any insurance which the Company is empowered to purchase and/or maintain for or for the benefit of any Directors of the Company or for persons who include Directors of the Company.
32.4	Directors voting on executive appointments

Where proposals are under consideration concerning the appointment (including fixing or varying the terms of the appointment) of two or more Directors to offices or employments with the Company or any company in which the Company is interested, such proposals may be divided and considered in relation to each Director separately and in such case each of the Directors concerned (if not debarred from voting under paragraph 32.3.4) shall be entitled to vote in respect of each resolution except that concerning his own appointment.

32.5	Chairman to rule on materiality of a Director’s interest

If any question shall arise at any time as to the materiality of a Director’s interest or as to the entitlement of any Director (other than the Chairman of the meeting) to vote and such question is not resolved by his voluntarily agreeing to abstain from voting, such question shall be referred to the Chairman of the meeting and his ruling in relation to any other Director shall be final and conclusive except in a case where the nature or extent of the interest of such Director has not been fairly disclosed.

32.6	Directors to resolve as to the materiality of a Chairman’s interest

If any question shall arise at any time as to the materiality of the interest of the Chairman of the meeting or as to the entitlement of the Chairman to vote and such question is not resolved by his voluntarily agreeing to abstain from voting, such question shall be decided by resolution of the Directors or committee members present at the meeting (excluding the Chairman) whose majority vote shall be final and conclusive, except in a case where the nature or extent of the interest of the Chairman has not been fairly disclosed.

32.7	Confidential Information

Where a Director obtains (other than through his position as a Director of the Company) information that is confidential to a third party, he will not be obliged to disclose it to the Company or to use it in relation to the Company’s affairs in circumstances where to do so would amount to a breach of that confidence.

33.	OFFICERS

33.1	General

The Board of Directors may from time to time appoint a Chairman, one or more Deputy Chairmen, a President, one or more Vice Presidents (who shall include Executive Vice Presidents, Senior Vice Presidents and other Vice Presidents), a Secretary to the Board of Directors and such other officers as the Board of Directors may determine, including assistants to any of the officers so appointed. Except for the Chairman and the Deputy Chairmen, an officer need not be a Director.

33.2	Chairman

The Chairman when present shall be Chairman of meetings of the Board of Directors and shareholders of the Company and shall have such other powers and duties as the Board of Directors may determine.

33.3	Deputy Chairman

The Deputy Chairman, or one of them if there is more than one, in the absence of the Chairman shall, if present, preside at meetings of the Board of Directors and shareholders of the Company and shall have such other powers and duties as the Board of Directors may determine.

33.4	President

Unless the Board of Directors otherwise determines, the President shall be the chief executive officer of the Company and shall have general supervision of its business and affairs.

33.5	Vice President

A Vice President (including any Executive Vice President, Senior Vice President or other Vice President) shall have such powers and duties as the Board of Directors or the President may determine.

33.6	Directors may appoint attorneys

The Directors may from time to time and at any time by power of attorney or otherwise appoint any person or any fluctuating body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions, as they may think fit, and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Directors may think fit, and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions vested in him.

33.7	Secretary to the Board of Directors

The Secretary to the Board of Directors shall give required notices to shareholders, Directors and auditors, act as secretary of meetings of the Board of Directors, its committees and shareholders when present, keep and enter minutes of such meetings, maintain the corporate records of the Company, have custody of the corporate seal and have such other powers and duties as the Board of Directors may determine.

33.8	Variation of duties

The Board of Directors may from time to time vary, add to or limit the powers and duties of any officer.

33.9	Term of office

Each officer shall hold office until his or her successor is appointed, provided that the Board of Directors may at any time remove any officer from office but such removal shall not affect the rights of such officer under any contract of employment with the Company.

34.	BORROWING POWERS

Subject to Applicable Laws, the Directors may exercise all the powers of the Company to borrow money, to indemnify, to guarantee and to mortgage or charge all or part of the undertaking, property and assets (present or future) and uncalled capital of the Company and to issue debentures and other securities, whether outright or as collateral security for a debt, liability or obligation of the Company or of a third party.

35.	REGISTERS
35.1	Entries on Registers of numbers of Uncertificated Shares and Certificated Shares

Subject to the Applicable Laws, the Company shall enter on the Register how many Certificated Shares and Uncertificated Shares each shareholder holds.

35.2	Directors may keep branch Registers

Subject to and to the extent permitted by the Applicable Laws, the Company, or the Directors on behalf of the Company, may cause to be kept in any territory a branch Register of shareholders resident in such territory, and the Directors may make and vary such regulations as they think fit respecting the keeping of any such Register, provided however that those shareholders who hold Uncertificated Shares may not be entered as holders of those shares on an overseas branch Register.

36.	CORPORATE SEAL

The corporate seal of the Company shall be in the form approved by the Board of Directors from time to time.

37.	EXECUTION OF INSTRUMENTS

Transfers, assignments, agreements, proxies and other instruments may be signed on behalf of the Company by any one of the Chairman, a Deputy Chairman or the President, or any two officers or directors together, or any one or more persons as the Board of Directors may otherwise authorise to sign instruments generally or to sign specific instruments. Unless otherwise required by Applicable Law, any instruments so signed shall be binding upon the Company without further authorisation or formality. The seal of the Company shall, when required, be affixed to any such instruments.

38.	AUTHENTICATION OF DOCUMENTS

Any Director or the Secretary or any person appointed by the Directors for the purpose shall have power to authenticate any documents affecting the constitution of the Company and any resolutions passed by the Company or the Directors or any committee, and any books, records, documents and accounts relating to the business of the Company, and to certify copies thereof or extracts therefrom as true copies or extracts, and where any books, records, documents or accounts are elsewhere than at the Office the local manager or other officer of the Company having the custody thereof shall be deemed to be a person appointed by the Directors as aforesaid. A document purporting to be a copy of a resolution, or an extract from the minutes of the meeting, of the Company or of the Directors or any committee which is certified as aforesaid shall be conclusive evidence in favour of all persons dealing with the Company upon the faith thereof that such resolution has been duly passed or, as the case may be, that any minute so extracted is a true and accurate record of proceedings at a duly constituted meeting.

39.	AMENDMENTS TO ARTICLES

39.1	Joint Electorate Action amendments

Subject to paragraph 39.2, any amendment to these Articles shall require approval as a Joint Electorate Action and shall, if required pursuant to Article 12, also require the prior written consent of the holder of the Reuters Founders Share.

39.2	Class Rights Action amendments

Any amendment to the TR PLC Entrenched DLC Provisions shall require approval as a Class Rights Action and shall, if required pursuant to Article 12, also require the prior written consent of the holder of the Reuters Founders Share.

39.3	Amendments upon termination of Equalization and Governance Agreement

In the event of the termination of the Equalization and Governance Agreement upon TR Corporation becoming a Wholly-Owned Subsidiary of the Company or the Company becoming a Wholly-Owned Subsidiary of TR Corporation, then:
39.3.1	the Company shall have an irrevocable authority to redeem the Special Voting Share at the Redemption Price at any time specified by the Directors provided always that if the Company shall at any time be unable in compliance with Applicable Laws to redeem the Special Voting Share on the date specified by the Directors then the Company shall redeem the Special Voting Share as soon as it is able to comply with such provisions of the Applicable Laws;

39.3.2	the TR PLC Entrenched DLC Provisions and all references in these Articles thereto shall be null and void and of no further force or effect;

39.3.3	only in the case of the Company becoming a Wholly-Owned Subsidiary of TR Corporation and, for so long as Reuters Founders Share Company is the holder of the Reuters Founders Share, so long as the effect thereof is, to the satisfaction of the Reuters Trustees, substantially to preserve and not to impair the legal rights of the holder of the TR Corporation Reuters Founders Share in relation to the TR Group, the Company shall have an irrevocable authority to redeem the Reuters Founders Share at its nominal value at any time specified by the Directors provided always that if the Company shall at any time be unable in compliance with Applicable Laws to redeem the Reuters Founders Share on the date specified by the Directors then the Company shall redeem the Reuters Founders Share as soon as it is able to comply with such provisions of the Applicable Laws;

39.3.4	only in the case of the Company becoming a Wholly-Owned Subsidiary of

TR Corporation and, for so long as Reuters Founders Share Company is the holder of the Reuters Founders Share, so long as the effect thereof is, to the satisfaction of the Reuters Trustees, substantially to preserve and not to impair the legal rights of the holder of the TR Corporation Reuters Founders Share in relation to the TR Group, the Reuters Founders Share Provisions and all references in these Articles thereto shall be null and void and of no further force or effect; and

39.3.5	these Articles shall be restated as amended with such incidental or consequential modifications as are necessary to give effect to this paragraph 39.3.
39.4	Amendments upon a change to Part 22 of the CA 2006

In the event of any change to Part 22 of the CA 2006 on or after the date of adoption of these Articles which alters in any way the effect of the provisions of these Articles which relate to Interests in shares, then:
39.4.1	if required by the holder of the Reuters Founders Share by notice in writing to the Company, such change shall not have effect in or for the purposes of these Articles such that the provisions of these Articles relating to Interests in shares as in force on the date of adoption of these Articles remain in force as articles of association of the Company, notwithstanding the change in the law; and

39.4.2	if required, these Articles shall be restated as amended with such incidental or consequential modifications as are necessary to give effect to this paragraph 39.4.
40.	RESERVES

The Directors may from time to time set aside out of the profits of the Company and carry to reserve such sums as they think proper which, at the discretion of the Directors, shall be applicable for any purpose to which the profits of the Company may properly be applied and pending such application may either be employed in the business of the Company or be invested. The Directors may divide the reserve into such special funds as they think fit and may consolidate into one fund any special funds or any parts of any special fund into which the reserve may have been divided. The Directors may also without placing the same to reserve carry forward any profits. In carrying sums to reserve and in applying the same the Directors shall comply with Applicable Laws.

41.	CASH DISTRIBUTIONS

41.1	Equivalent Distributions
41.1.1	Subject to subparagraphs 41.1.2 and 41.1.3, and paragraphs 41.2 and 41.3, if TR Corporation declares or otherwise becomes obligated or proposes to pay or pays a cash Distribution to holders of TR Corporation Common Shares, then the Company shall declare or otherwise become obligated or propose to pay or pay a cash Distribution to holders of Ordinary Shares that is a Matching Action (an “Equivalent Distribution”). For the avoidance of doubt, where the Equalization Ratio is 1:1, if TR Corporation declares a cash dividend in an amount per TR Corporation Common Share, the Company shall, in accordance with the Equalization and Governance Agreement, declare a cash dividend in an equivalent amount per Ordinary Share.

41.1.2	The Company shall not declare or otherwise become obligated or propose to pay or pay any cash Distribution in respect of Ordinary Shares, other than an Equivalent Distribution in accordance with subparagraph 41.1.1.

41.1.3	The DLC Equalization Principle shall not restrict the Company’s ability to offer holders of Ordinary Shares the ability to receive further Ordinary Shares at market value in lieu of receiving the whole or any part of a cash Distribution.
41.2	Equalisation Payment

If the Company is prohibited by Applicable Laws from declaring or otherwise becoming obligated or proposing to pay, or paying, or is otherwise unable to declare or otherwise become obligated or propose to pay or pay all or any portion of an Equivalent Distribution, the Company shall, insofar it is practicable to do so, enter into such transactions with TR Corporation as the TR Board agrees to be necessary or desirable so as to enable the Company to pay such Equivalent Distribution to holders of Ordinary Shares in accordance with the other provisions of this Article 41.

41.3	Timing of Cash Distribution

The Board of Directors shall insofar as is practicable:
41.3.1	co-ordinate with the TR Corporation Board to agree to the amount of any Equivalent Distributions;

41.3.2	co-ordinate with the TR Corporation Board to agree the basis of exchange rates on which the amounts of any Equivalent Distributions shall be calculated;

41.3.3	co-ordinate with the TR Corporation Board to ensure that the record dates for receipt of Equivalent Distributions are as close in time as is practicable to the record dates for cash Distributions to the holders of Ordinary Shares; and

41.3.4	generally co-ordinate with the TR Corporation Board regarding the timing of all other aspects of the payment or making of any Equivalent Distributions.

42.	DIVIDEND PAYMENTS

42.1	Directors may declare and pay fixed and interim dividends

If and so far as the Directors determine that the profits of the Company justify such payments, the Directors may declare and pay fixed dividends on any class of shares carrying a fixed dividend expressed to be payable on fixed dates half yearly or on the dates prescribed for the payment thereof and may also from time to time declare and pay interim dividends on shares of any class of such amounts and on such dates and in respect of such periods as they think fit.

42.2	Dividends to be paid pro rata to amounts paid on shares

Unless and to the extent that the rights attached to any shares or the terms of issue thereof otherwise provide, all dividends shall (as regards any shares not fully paid throughout the period in respect of which the dividend is paid) be apportioned and paid pro rata according to the amounts paid on the shares during any portion or portions of the period in respect of which the dividend is paid. For the purposes of this Article no amount paid on a share in advance of calls shall be treated as paid on the share.

42.3	Directors may pay dividends to ADR Custodians and shareholders in currencies other than sterling

The Directors may at their discretion make provision to enable such ADR Custodian and/or shareholder as they shall from time to time determine to receive dividends duly declared in a currency or currencies other than sterling.

42.4	Distributable reserves

No dividend shall be paid otherwise than out of profits available for distributions under the provisions of the Applicable Laws.

42.5	Pre-acquisition profits distributable

Subject to the provisions of the Applicable Laws, where any asset, business or property is bought by the Company as from a past date the profits and losses thereof as from such date may at the discretion of the Directors in whole or in part be carried to revenue account and treated for all purposes as profits or losses of the Company. Subject as aforesaid, if any shares or securities are purchased cum dividend or interest, such dividend or interest may at the discretion of the Directors be treated as revenue and it shall not be obligatory to capitalise the same or any part thereof.

42.6	No dividends to bear interest against the Company

No dividend or other moneys payable on or in respect of a share shall bear interest as against the Company.

42.7	Directors may make deductions from dividends

The Directors may deduct from any dividend or other moneys payable on or in respect of a share all sums of money (if any) presently due and payable by the holder thereof to the Company on account of calls or otherwise.

42.8	Directors may retain dividends on shares of persons entitled by operation of law pending registration

The Directors may retain the dividends payable upon shares in respect of which any person is under the provisions as to the transmission of shares hereinbefore contained entitled to become a shareholder, or which any person is under those provisions entitled to transfer, until such person shall become a shareholder in respect of such shares or shall transfer the same.

42.9	Waivers of dividends

The waiver in whole or in part of any dividend on any share by any document (whether or not under seal) shall be effective only if such document is signed by the shareholder (or the person entitled to the share in consequence of the death or bankruptcy of the holder) and delivered to the Company and if or to the extent that the same is accepted as such or acted upon by the Company.

42.10	Directors may pay dividends in kind

The Company may with the prior written consent of the holder of the Reuters Founders Share and upon the recommendation of the Directors by Ordinary Resolution direct payment of a dividend in whole or in part by the distribution of specific assets (and in particular of paid-up shares or debentures of any other company) and the Directors shall give effect to such resolution. Where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional certificates, may fix the value for distribution of such specific assets or any part thereof, may determine that cash payments shall be made to any shareholders upon the footing of the value so fixed in order to adjust the rights of all parties and may vest any such specific assets in trustees as may seem expedient to the Directors.

42.11	Payment of foreign currency dividends to ADR Custodians

Where an ADR Custodian approved by the Directors for the purposes of this Article has elected or agreed pursuant to provision made under these Articles to receive dividends in a foreign currency, the Directors may in their discretion approve the entering into of arrangements with such ADR Custodian to enable payment of the dividend to be made to such ADR Custodian in such foreign currency for value on the date on which the relevant dividend is paid, or such later date as the Directors may determine.

42.12	Receipts for dividends to joint holders

If two or more persons are registered as joint holders of any share, or are entitled jointly to a share in consequence of the death or bankruptcy of the holder, any one of them may give effectual receipts for any dividend or other moneys payable or property distributable on or in respect of the share.

42.13	Dividend resolution may specify record date at any time

Any resolution declaring a dividend on shares of any class, whether a resolution of the Company in general meeting or a resolution of the Directors, may specify that the same shall be payable to the persons registered as the holders of such shares at the close of business on a particular date, notwithstanding that it may be a date prior to that on which the resolution is passed, and thereupon the dividend shall be payable to them in accordance with their respective holdings so registered, but without prejudice to the respective rights of transferors and transferees of any such shares in respect of such dividend.

42.14	Method of cash dividend payments

Any dividends payable in money may be paid by (i) cheque to the order of each registered holder of shares of the class or series in respect of which it has been declared and mailed by prepaid ordinary mail to such registered holder at the address of such holder in the Register, unless such holder otherwise directs a different person or address; (ii) by a bank or other funds transfer system to an account designated in writing by the person entitled to the payment; or (iii) such other method as the Directors may in their absolute discretion think fit including but not limited to payments in respect of Uncertificated Shares being made through the Relevant System (subject always to the facilities and requirements of the Relevant System, these Articles and any other legal requirements). In the case of payment by cheque to joint holders of a share, the cheque shall, unless such joint holders otherwise direct, be made payable to the order of the person whose name first appears in the Register in respect of such shares. The mailing of such cheque as aforesaid, unless the same is not paid on due presentation, shall satisfy and discharge the liability for the dividend to the extent of the sum represented thereby plus the amount of any tax which the Company is required to and does withhold. If the payment is made by bank or other funds transfer, or by another method at the direction of the person entitled to payment, the Company is not responsible for amounts lost or delayed in the course of transfer or in carrying out those directions.

42.15	Non-receipt of cheques

In the event of non-receipt of any dividend cheque by the person to whom it is sent as aforesaid, the Company shall issue to such person a replacement cheque for a like amount on such terms as to indemnity, reimbursement of expenses and evidence of non-receipt and of title as the Board of Directors may from time to time prescribe, whether generally or in any particular case.

42.16	Unclaimed dividends

Any dividend unclaimed after a period of six years from the date on which the same has been declared to be payable shall be forfeited and shall revert to the Company.

43.	CAPITALISATION OF PROFITS AND RESERVES

Subject to Applicable Laws, the Directors may, with the sanction of an Ordinary Resolution of the Company, capitalise any sum standing to the credit of any of the Company’s reserve accounts (including any share premium account, capital redemption reserve, revaluation reserve pursuant to Schedule 4 to the CA 1985 or other undistributable reserve) or any sum standing to the credit of any profit and loss account by appropriating such sum to the holders of each class of shares on the Register at the close of business on the date of the Resolution (or such other date as may be specified therein or determined as therein provided) in proportion to their then holdings of shares of that class and applying such sum on their behalf in paying up in full, subject to any special rights previously conferred on any shares or class of share for the time being issued and subject to the other provisions of these Articles, unissued shares of that class for allotment and distribution credited as fully paid up to and amongst them as bonus shares in the proportion aforesaid but so that such provisions shall not apply in respect of the Reuters Founders Share. Any Ordinary Resolution proposed pursuant to this Article may stipulate that an allotment of bonus shares shall not be made to the Company in respect of shares held by the Company as treasury shares and, in that event, no bonus shares shall be allotted to the Company in respect of those shares and those shares shall be disregarded for the purposes of calculating proportions of holdings of shares under this Article. The Directors may do all acts and things considered necessary or expedient to give effect to any such capitalisation, with full power to the Directors to make such provisions as they think fit for any fractional entitlements which would arise on the basis aforesaid (including provisions whereby fractional entitlements are disregarded or the benefit thereof accrues to the Company rather than to the shareholders concerned). The Directors may authorise any person to enter on behalf of the shareholders interested into an agreement with the Company providing for any such capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

44.	SCRIP DIVIDENDS

44.1	Directors may offer shares in lieu of dividends with authority of Ordinary Resolution

The Directors may, with the prior sanction of an Ordinary Resolution of the Company, offer the holders of Ordinary Shares the right to elect to receive in respect of all or part of their holding of Ordinary Shares, additional Ordinary Shares credited as fully paid (“additional Ordinary Shares”) instead of cash in respect of all or part of such dividend or dividends and (subject as hereinafter provided) upon such terms and conditions and in such manner as may be specified in such Ordinary Resolution.

44.2	Period and other terms of authority for scrip dividends

The said Ordinary Resolution may specify that such right to elect shall apply in respect of all or part of a particular dividend or in respect of all or any dividends (or any part of such dividends) declared or paid within a specified period but such period may not end later than the date of the fifth annual general meeting next following the date of the general meeting at which such Ordinary Resolution is passed, subject nevertheless to the provisions of the Applicable Laws and provided nevertheless that the Directors may, if they determine that it shall be expedient, suspend or terminate (whether temporarily or otherwise) such right to elect and may do such acts and things considered necessary or expedient with regard to, or in order to effect, any such suspension or termination.

44.3	Offer to be communicated to shareholders

When such right to elect is to be offered to holders of Ordinary Shares pursuant to this Article, the Directors shall notify such holders of the said right and shall make available or provide to such holders forms or other method of election (in such form as the Directors may approve) whereby such holders may exercise such right.

44.4	Number of shares to which shareholders entitled

Each holder of Ordinary Shares who elects to receive additional Ordinary Shares shall be entitled to receive such number of additional Ordinary Shares, calculated at the Relevant Price for each such share, as is nearly as possible equal to (but not in excess of) the cash amount of the relevant dividend which such holder would otherwise have received. For the purposes of this Article, the “Relevant Price” of an additional Ordinary Share shall be such price as is equal to the weighted-average price of the Ordinary Shares of the Company, ascertained by reference to the Daily Official List of the London Stock Exchange during the five trading days immediately preceding the record date for each dividend payment.

44.5	No fractional entitlements

The basis of allotment shall be such that no shareholder may receive a fraction of an Ordinary Share. The Directors may make such provisions as they may think fit for any fractional entitlements which may or would arise (including provisions whereby fractional entitlements are disregarded or the benefit thereof accrues to the Company rather than to the shareholders concerned).

44.6	Directors may capitalise profits and reserves for issue of scrip dividends

Subject to any right of the Directors to retain any dividend or other moneys payable on or in respect of shares pursuant to these Articles, the cash amount of a dividend on or in respect of an Ordinary Share in respect whereof the holder thereof has made an election pursuant to this Article shall not be payable and in lieu thereof additional Ordinary Shares shall be allotted to such holders on the basis of allotment hereinbefore specified. For such purpose, the Directors may (without prejudice to their powers under Article 43) capitalise out of such of the sums standing to the credit of any of the Company’s reserve accounts (including any share premium account, capital redemption reserve or any other undistributable reserve) or any of the profits available for distribution under the provisions of the Applicable Laws which would otherwise have been applied in paying dividends in cash as the Directors may determine a sum equal to the aggregate nominal amount of the additional Ordinary Shares to be so allotted and shall apply the same in paying up in full the appropriate number of unissued Ordinary Shares for allotment and distribution credited as fully paid to and amongst the relevant holders of

Ordinary Shares. The Directors may do all acts and things considered necessary or expedient to give effect to any such capitalisation with full power to the Directors to make such provisions as they think fit for any fractional entitlements which would or might arise (including provisions whereby fractional entitlements are disregarded or the benefit thereof accrues to the Company rather than to the shareholders concerned). The Directors may authorise any person to enter on behalf of all the shareholders interested into an agreement with the Company providing for any such capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

44.7	Scrip dividend shares to rank pari passu with existing shares

The additional Ordinary Shares so allotted shall rank pari passu in all respects with the fully paid Ordinary Shares then in issue save only as regards participation in the relevant dividend (or share election in lieu).

44.8	Directors may determine terms and conditions of offers of scrip dividends

Without prejudice to (but notwithstanding) the foregoing provisions of this Article, the Directors may on any occasion determine that such rights of election shall be subject to such exclusions or other arrangements as the Directors may deem necessary or expedient in relation to any legal or practical problems under the laws of, or the requirements of any recognised regulatory body or any stock exchange in, any territory.

45.	ACCOUNTS

45.1	Accounting records to be kept at Office; shareholders’ right of inspection

Accounting records sufficient to show and explain the Company’s transactions and otherwise complying with the Applicable Laws shall be kept at the Office, or at such other place as the Directors think fit, and shall always be open to inspection by the officers of the Company. Subject as aforesaid no shareholder of the Company or other person shall have any right of inspecting any account or book or document of the Company except as conferred by Applicable Laws or ordered by a court of competent jurisdiction or authorised by the Directors.

45.2	Balance sheets and profit and loss accounts to be sent to shareholders and others

A copy of every balance sheet and profit and loss account which is to be laid before a general meeting of the Company (including every document required by law to be comprised therein or attached or annexed thereto) shall not less than 21 days before the date of the meeting be sent to every shareholder of, and every holder of debentures of, the Company and to every other person who is entitled to receive notices of meetings from the Company under the provisions of the Applicable Laws or of these Articles provided that this Article shall not require a copy of these documents to be sent to more than one of joint holders or to any person of whose address the Company is not aware, but any shareholder or holder of debentures to whom a copy of these documents has not been sent shall be entitled to receive a copy free of charge on application at the Office and provided further that if the Applicable Laws so permit the Company need not send copies of such documents to shareholders who do not wish to receive them but may send them such summary financial statement or other documents as may be authorised by the Applicable Laws. If all or any of the shares or debentures of the Company shall for the time being be listed or dealt in on the London Stock Exchange there shall be forwarded to the appropriate officer of the London Stock Exchange such number of copies of such documents as may from time to time be required under its articles or practice. For the purposes of this Article references to a document being sent include using electronic form and electronic means and publication on a website in accordance with the CA 2006 and the Applicable Laws.

46.	AUDITORS

46.1	Validity of acts of auditors

Subject to the provisions of the Applicable Laws, all acts done by any person acting as an auditor shall, as regards all persons dealing in good faith with the Company, be valid, notwithstanding that there was some defect in his appointment or that he was at the time of his appointment not qualified for appointment or subsequently disqualified.

46.2	Auditors entitled to notice of and to attend and be heard at general meetings

An auditor shall be entitled to attend any general meeting and to receive all notices of and other communications relating to any general meeting which any shareholder is entitled to receive and to be heard at any general meeting on any part of the business of the meeting which concerns him as auditor.

47.	COMMUNICATIONS

47.1	Mode of delivery of communications, when communications deemed delivered

Any notice or document (including a share certificate) may be served on or delivered to any shareholder by the Company either personally or by sending it through the post in a prepaid cover addressed to such shareholder at his registered address, if any, within the United Kingdom supplied by him to the Company as his address for service of notices, or by delivering it to such address addressed as aforesaid. In the case of a shareholder holding Certificated Shares registered on a branch Register any such notice or document may be posted either in the United Kingdom or in the territory in which such branch Register is maintained. Where a notice or other document is served or sent by post, service or delivery shall be deemed to be effected at the expiration of 24 hours (or, where second class mail is employed, 48 hours) after the time when the cover containing the same is posted and in proving such service or delivery it shall be sufficient to prove that such cover was properly addressed, stamped and posted. Provided always that every notice or other document which is required to be served or delivered, or capable of being delivered to the holder of the Reuters Founders Share shall, so long as the holder of the Reuters Founders Share has a registered address within 15 miles of Charing Cross, be personally delivered to the holder of the Reuters Founders Share at that address. The accidental failure to send, or the non receipt by any person entitled to any notice of or other document relating to any meeting or other proceeding shall not invalidate the relevant meeting or other proceeding, unless the person so entitled is the holder of the Reuters Founders Share. A notice or document (other than a notice or document to be served on or delivered to the holder of the Reuters Founders Share) not sent by post but left at a registered address or address for service in the United Kingdom is deemed to be given on the day it is left. Subject to the CA 2006, Applicable Laws and the provisions of this paragraph 47.1, a notice, document or other information may be given in electronic form by the Company to any shareholder to such address as may from time to time be authorised by the shareholder concerned or by making it available on a website and notifying the shareholder concerned, in such manner as he may from time to time authorise, that it has been so made available. The Company may rely on the provisions of paragraph 10, schedule 5 of the CA 2006 in relation to deemed agreement by shareholders of the Company to documents or information being sent or supplied by means of a website, where the conditions set out in paragraph 10(3) of such schedule are satisfied. If a notice or document is sent by the Company using a form of electronic means it is treated as being received 24 hours after the time it was sent. Proof that a notice contained in an electronic communication was sent in accordance with guidance issued by the Institute of Chartered Secretaries and Administrators shall be conclusive evidence that the notice was given. Any notice given electronically or otherwise in accordance with the CA 2006 or the Applicable Laws to or by the holder of the Reuters Founders Share pursuant to these Articles must also be given in writing and be delivered personally and will only be deemed delivered to the holder of the Reuters Founders Share for the purposes of this paragraph 47.1 when written notice would be deemed to be delivered in accordance with this Article.

47.2	Transferees and persons entitled by operation of law bound by notices in respect of shares pending registration

A person who becomes entitled to a share by transmission, transfer or otherwise is bound by a notice in respect of that share (other than a notice served by the Company under section 793 of the CA 2006) which, before his name is entered in the Register, has been properly served on a person from whom he derives his title. A person who is entitled by transmission to a share, upon supplying the Company with an address for the purposes of communications by electronic means for the service of notices may, at the absolute discretion of the Board of Directors, have sent to him at such address any notice or document to which he would have been entitled if he were the holder of that share.

47.3	Notices to joint holders

Any notice given to that one of the joint holders of a share whose name stands first in the Register in respect of the share shall be sufficient notice to all the joint holders in their capacity as such.

47.4	Persons entitled following death or bankruptcy entitled to delivery of notices pending registration

A person entitled to a share in consequence of the death or bankruptcy of a shareholder upon supplying to the Company such evidence as the Directors may reasonably require to show his title to the share, and upon supplying also an address within the United Kingdom for the service of notices, shall be entitled to have served upon or delivered to him at such address any notice or document to which the shareholder but for his death or bankruptcy would have been entitled, and such service or delivery shall for all purposes be deemed a sufficient service or delivery of such notice or document on all persons Interested (whether jointly with or as claiming through or under him) in the share. Alternatively, a person who is entitled to that shareholder’s shares by law and who proves this to the reasonable satisfaction of the Directors, can give the Company an address for the purposes of electronic communication. If this is done, notices or documents may be sent to him at that address, but, this will be at the absolute discretion of the Directors. Save as aforesaid any notice or document delivered or sent by post to or left at the address of any shareholder in pursuance of these Articles, shall, notwithstanding that such shareholder be then dead or bankrupt or in liquidation, and whether or not the Company has notice of his death or bankruptcy or liquidation, be deemed to have been duly served or delivered in respect of any share registered in the name of such shareholder as sole or first named joint holder.

47.5	Entitlement to receipt of notices

A shareholder who has supplied to the Company an address (whether within or outside the United Kingdom) for the service of notices shall be entitled to receive notices from the Company; provided that the Directors may make such exclusions or other arrangements in relation to shareholders who have no registered address within the United Kingdom as they consider expedient in relation to legal or practical problems under the laws in any territory or the requirements of any relevant regulatory body or stock exchange.

47.6	Notices of general meetings by advertisement

If at any time by reason of the suspension or curtailment of postal services within the United Kingdom the Company is unable effectively to convene a general meeting by notices sent through the post and/or by electronic means, a general meeting may be convened by a notice advertised on the same date in at least one national daily newspaper and such notice shall be deemed to have been duly served on all shareholders entitled thereto at noon on the day when the advertisement appears. In any such case the Company shall send confirmatory copies of the notice by post to those shareholders to whom notice cannot be given by electronic means if at least seven days prior to the meeting the posting of notices to addresses throughout the United Kingdom again becomes practicable.

47.7	Serving for statutory requirements

Nothing in any of the preceding six Articles shall affect any requirement of the Applicable Laws or of any other provision of these Articles that any particular offer, notice or other document be served in any particular manner.

48.	LIQUIDATION

If the Board of Directors determines that the Company is, or is likely to become, insolvent (whether or not a receiver, receiver and manager, provisional liquidator or liquidator, trustee in bankruptcy, monitor or other similar person has been appointed or a mortgagee or other secured creditor has taken possession of the property of the Company), the Board of Directors shall immediately give notice to TR Corporation of such fact.

49.	WINDING UP

49.1	Directors may petition court for winding up with consent of holder of the Reuters Founders Share

The Directors shall have power, with the prior consent in writing of the holder of the Reuters Founders Share (but not otherwise), to present to the Court a petition, in the name of and on behalf of the Company, for the Company to be wound up.

49.2	Directors may distribute assets in kind on a winding up

If the Company shall be wound up (whether the liquidation is voluntary, under supervision, or by the court) the Liquidator may, with the authority of a Special Resolution, divide among the shareholders in specie or in kind the whole or any part of the assets of the Company and whether or not the assets shall consist of property of one kind or shall consist of properties of different kinds, and may for such purpose set such value as he deems fair upon any one or more class or classes of property and may determine how such division shall be carried out as between the shareholders or different classes of shareholders. The Liquidator may, with the like authority, vest any part of the assets in trustees upon such trusts for the benefit of shareholders as the Liquidator with the like authority shall think fit, and the liquidation of the Company may be closed and the Company dissolved. No contributory shall be compelled to accept any shares or other property in respect of which there is a liability.

50.	THOMSON REUTERS NEWS SERVICES

The Press Association Limited, the Newspaper Publishers Association Limited, Australian Associated Press Pty Limited and New Zealand Press Association Limited shall be entitled to receive Thomson Reuters News Services upon payment of such consideration as may be agreed from time to time. Upon and subject to the terms of any such agreement:
50.1	The Press Association Limited shall be entitled to receive Thomson Reuters News Services for the use of its members, such use to be limited to the incorporation thereof in newspapers owned by such members or any Subsidiary of such members.

50.2	The Newspaper Publishers Association Limited shall be entitled to receive Thomson Reuters News Services for the use of its members, such use to be limited to the incorporation thereof in newspapers owned by such members or any Subsidiary of such members.

50.3	Australian Associated Press Pty Limited shall be entitled to receive Thomson Reuters News Services for the use of its members, such use to be limited to the incorporation thereof in newspapers owned by such members or any Subsidiary of such members.

50.4	New Zealand Press Association Limited shall be entitled to receive Thomson Reuters News Services for the use of its members, such use to be limited to the incorporation thereof in newspapers owned by such members or any Subsidiary of such members.